Exhibit 4.6

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 12, 2022

among

UNRULY GROUP US HOLDING INC.,

as Borrower,

UNRULY HOLDINGS LIMITED,
as Holdings,

TREMOR INTERNATIONAL LTD.,

as Parent,

ROYAL BANK OF CANADA,
as Administrative Agent, Collateral Agent and an L/C Issuer,

and

the other Lenders and L/C Issuers party hereto

ROYAL BANK OF CANADA,
as Lead Arranger and Bookrunner

TABLE OF CONTENTS

(i)

(ii)

(iii)

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Contracts Prohibiting Subsidiary Guarantees
1.01(c)	Closing Date L/C Issuers and Letter of Credit Sublimits
2.01	Commitments and Pro Rata Shares
5.08(b)	Material Real Property
5.12	Restricted Subsidiaries
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
7.01	Closing Date Indebtedness
7.02	Closing Date Liens
7.05	Closing Date Investments
7.09	Closing Date Affiliate Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	U.S. Security Agreement
G	Solvency Certificate
H	Intercompany Subordination Agreement
I-1	U.S. Tax Compliance Certificate
I-2	U.S. Tax Compliance Certificate
I-3	U.S. Tax Compliance Certificate
I-4	U.S. Tax Compliance Certificate
J	Optional Prepayment of Loans

(iv)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 12, 2022, among UNRULY GROUP US HOLDING INC., a Delaware corporation (the “Borrower”), UNRULY HOLDINGS LIMITED, a private limited company organized under the laws of the United Kingdom (“Holdings”), TREMOR INTERNATIONAL LTD., a company organized under the laws of the State of Israel (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party hereto and ROYAL BANK OF CANADA (“RBC”), as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

Pursuant to that certain Share and Asset Purchase Agreement dated as of July 25, 2022 (together with all annexes and schedules thereto, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, collectively, the “Purchase Agreement”), by and among, inter alios, the Parent, the Borrower, Unruly Media Pty Ltd., Unruly Media Pte Ltd., Amobee Group Pte. Ltd. and Amobee, Inc., the Borrower and/or its Affiliates will, directly or indirectly, acquire the Acquired Company Shares (as defined in the Purchase Agreement) and consummate the Asset Purchase (as defined in the Purchase Agreement) (the “Acquisition”).

In connection with the foregoing, the Borrower has requested that, upon the satisfaction or written waiver in full of the applicable conditions precedent set forth in Article IV below in accordance with the terms thereof, the applicable Lenders (a) make term loans to the Borrower in an aggregate principal amount of $90,000,000 and (b) make available to the Borrower a $90,000,000 revolving credit facility for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit, in each case on the terms and subject to the conditions set forth in this Agreement.

On the Closing Date, the proceeds of the Initial Term Loans will be used solely to fund a portion of the cash consideration required to consummate the Acquisition and/or to otherwise finance the Transactions and pay Transaction Costs.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
Definitions and Accounting Terms

Section 1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lender” has the meaning specified in Section 10.01.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into, or becomes a Restricted Subsidiary of, such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning specified in the Preliminary Statements of this Agreement.

“Adjusted Cash” means the amount of unrestricted cash after giving effect to unrealized gains and losses under (and as determined by) any Swap Contracts in place at the time of determination (but only with respect to the then-elapsed portion of the current monthly or quarterly (as applicable under the relevant Swap Contract) calculation period thereunder).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to the sum of (i) Term SOFR for such calculation plus (ii) the applicable Term SOFR Adjustment; provided that Adjusted Term SOFR shall not be less than 0.00% per annum.

“Administrative Agent” means Royal Bank of Canada, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.09(a).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent or the Collateral Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or Collateral Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agent’s Spot Rate of Exchange” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day) and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such conversion is to be made in accordance with its normal practice.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arranger and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this credit agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“Anti-Corruption Laws” has the meaning specified in Section 5.20.

“Applicable Commitment Fee” means a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which the Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 0.25% per annum, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Commitment Fee
Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Commitment Fee
IV	> 2.50:1.00	0.35%
III	> 1.50:1.00 ≤ 2.50:1.00	0.30%
II	> 0.50:1.00 ≤ 1.50:1.00	0.25%
I	≤ 0.50:1.00	0.20%

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level IV” for the table set forth above shall apply without regard to the Consolidated Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 6.02(a) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Commitment Fee for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Country” means any country or jurisdiction in which a Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the last paragraph in Section 6.12 is incorporated or organized.

“Applicable Margin” means:

a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(a) in respect of the first full fiscal quarter ending after the Closing Date, 1.50% per annum for SOFR Loans and 0.50% per annum for Base Rate Loans and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Consolidated Total Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Margin
Level	Consolidated Total Net Leverage Ratio	SOFR Loans	Base Rate Loans
IV	> 2.50:1.00	2.00%	1.00%
III	> 1.50:1.00 ≤ 2.50:1.00	1.75%	0.75%
II	> 0.50:1.00 ≤ 1.50:1.00	1.50%	0.50%
I	≤ 0.5:1.00	1.25%	0.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that “Pricing Level IV” for the table set forth above shall apply without regard to the Consolidated Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable, but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 6.02(a) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) with respect to either any Term Facility or Revolving Credit Facility, a Lender that has a Commitment with respect to such Tranche or holds a Term Loan or a Revolving Credit Loan, respectively, under such Tranche at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(a)          the sale, conveyance, transfer or other Disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Parent or any Restricted Subsidiary, or

(b)          the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 7.01 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions) (each of the foregoing referred to in the foregoing clauses (a) and (b), for purposes of this definition, a “Disposition”). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)          a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Parent and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b)          the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in compliance with the provisions of Section 7.03;

(c)          any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 or any Permitted Investment;

(d)          [reserved];

(e)          the creation of any Lien permitted under this Agreement;

(f)          the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;

(g)          the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(h)          (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property or other intellectual property rights or other general intangibles in the ordinary course of business of the Parent and the Restricted Subsidiaries;

(i)          the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Parent or any Restricted Subsidiary of the Parent, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(j)          Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under the second and third paragraphs of Section 7.04);

(k)          Dispositions necessary or advisable (as determined by the Parent in good faith) in order to consummate any acquisition of any Person, business or assets;

(l)          Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)          the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law; and

(n)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased).

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.14(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1.00% and (iii) Adjusted Term SOFR for a one-month tenor in effect for such day plus 1.00% (and each Loan designated as such, a “Base Rate Loan”); provided that the Base Rate shall not be less than 1.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective on the opening of business on the day specified in the public announcement of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” has the meaning specified in the definition of “Base Rate.”

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.14(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Parent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as determined above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance Section 1.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.17.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Borrowing or a Revolving Credit Borrowing.

“Business Day” means any day other than a Saturday or a Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York; provided, that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day.

“Capital Stock” means:

(1)          in the case of a corporation or company, corporate stock or share capital;

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP, on December 1, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP, following December 1, 2018 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its sole discretion, other credit support (including by backstop with a letter of credit satisfactory to the applicable L/C Issuer or by being deemed reissued under or otherwise transferred to another agreement acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)          Dollars, the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2)          securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)          money market deposits, certificates of deposit and time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(4)           repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5)          commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Parent) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6)          readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)          Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8)          investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9)        Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10)        in the case of investments by Parent or any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Parent or Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to the Parent or any Restricted Subsidiary.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b)(i) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 45 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (ii) in the case of any Cash Management Agreement in effect on or prior to the date of any amendment, restatement or amendment and restatement to this Agreement, is, as of the date of such amendment (including any incremental amendment), restatement or amendment and restatement to this Agreement or within 45 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (c) within 45 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, credit card processing services and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Parent or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

A “Change of Control” will be deemed to occur if:

(a)          at any time, Parent ceases to directly own 100% of the issued and outstanding Equity Interests of Holdings;

(b)          at any time, Holdings ceases to directly own 100% of the issued and outstanding Equity Interests of the Borrower;

(c)          any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of Permitted Holders, acquires beneficial ownership of more than 35% of the Voting Stock (measured by reference to voting power) of the Parent (determined on a fully diluted basis) and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Parent (determined on a fully diluted basis).

“Closing Date” means September 12, 2022.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Royal Bank of Canada, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the U.S. Intellectual Property Security Agreements, the Mortgages (if any), each of the mortgages, collateral assignments, U.S. Security Agreement Supplements, U.S. Intellectual Property Security Agreement Supplements, Israel Security Documents, UK Security Documents, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” means the fee payable pursuant to Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of the Parent and/or any of its Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrower and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or any such Benchmark Replacement or to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or any such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof).

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)          increased, in each case to the extent deducted and not added back or excluded in calculating such Consolidated Net Income (and without duplication), by:

(a)          the amount of any provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Restricted Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b)           Consolidated Interest Expense; plus

(c)          all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d)          the amount of any interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; plus

(e)          earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark to market adjustments; plus

(f)          all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and all losses, charges and expenses related to payments made to holders of options or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(g)          all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(h)          all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities; plus

(i)          restructuring charges, accruals or reserves and business optimization expenses, including any restructuring costs and integration costs (and including related professional fees, costs and expenses) incurred in connection with the Transactions and any other acquisitions, Investments, dividends, Dispositions, issuances of Equity Interests and issuances, amendments and repayments or refinancings of Indebtedness, start-up costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing;

(2)          decreased (without duplication and to the extent increasing such Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3)          increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar rule under IFRS (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies;

(4)          increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice); and

(5)          decreased by all amounts that would be accounted for as lease expense in an income statement prepared in accordance with IFRS;

provided, that it is understood and agreed that Consolidated EBITDA for any fiscal quarter ended prior to the Closing Date shall be calculated in accordance with this definition of “Consolidated EBITDA” and, to the extent applicable for the relevant calculation, the definition of “Pro Forma Basis”.

“Consolidated First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded First Lien Indebtedness (less the lesser of (1) the amount of Adjusted Cash and unrestricted Cash Equivalents of the Parent and its Restricted Subsidiaries as of such date (other than any such Adjusted Cash and Cash Equivalents held or by any Non-Loan Party) and (2) $50,000,000) of the Parent and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended Test Period, calculated on a Pro Forma Basis.

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a first priority Lien (without giving regard to control of remedies) on any asset or property of the Parent and its Restricted Subsidiaries.

“Consolidated Funded Indebtedness” means, as of any date of determination, all outstanding Indebtedness of the type described in (i) clauses (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments) and (a)(iv) of the definition of “Indebtedness” and (ii) clause (b) of the definition of “Indebtedness” but solely in respect of the types of Indebtedness described in the preceding clause (i) of this definition, of a Person and its Restricted Subsidiaries on a consolidated basis, in each case in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS, (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit (including Letters of Credit), bank guarantees, and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (A) under Swap Contracts and Cash Management Agreements, (B) owed by Unrestricted Subsidiaries and (C) in respect of intercompany Indebtedness (including Disqualified Stock and Preferred Stock) held by any Loan Party, do not constitute Consolidated Funded Indebtedness.

“Consolidated Funded Senior Secured Lien Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien (without giving regard to control of remedies) on any asset or property of the Parent and its Restricted Subsidiaries.

“Consolidated Interest Coverage Ratio” means as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Test Period as of such date to (b) Consolidated Cash Interest Expense for the most recently ended Test Period as of such date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)          the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with IFRS, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit and bankers’ acceptances or similar facilities); plus

(b)          consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)         interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with IFRS, and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a)          all net after-tax extraordinary and nonrecurring gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded;

(b)          all (i) losses, charges, fees and expenses related to the Transactions, and (ii) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not successful) will be excluded;

(c)          all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d)          all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e)          all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f)          all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g)          any non-cash or unrealized currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Swap Contracts for currency exchange risk), will be excluded;

(h)          the net income (or loss) for such period of any joint venture of such Person, or of any Unrestricted Subsidiary will be excluded; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Guarantor), to the limitation contained in clause (t) of this definition below);

(i)          the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j)          the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k)          all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to IFRS, and the amortization of intangibles arising from the application of IFRS, will be excluded;

(l)          all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(m)          any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post- employment benefit plan or agreement will be excluded;

(n)          accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 12 months after the Closing Date will be excluded;

(o)          all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p)          expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (p);

(q)          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(r)          non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(s)          cash dividends or returns of capital from Investments (excluding any such return of capital received as a result of a reduction in the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(t)          solely for the purpose of determining the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05, and without duplication of provisions under clause (c) of the first paragraph of Section 7.05 with respect to returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Guarantor), to the limitation contained in this clause);

(u)          any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(v)          any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, shall be excluded; and

(w)         any costs and expenses attributable to the Parent being a public company.

For the purpose of Section 7.05 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under clause (c)(iii) or (c)(iv) of the first paragraph of Section 7.05.

“Consolidated Senior Secured Net Leverage Ratio” means, on any date of determination, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Senior Secured Lien Indebtedness (less the lesser of (1) the amount of Adjusted Cash and unrestricted Cash Equivalents of the Parent and its Restricted Subsidiaries as of such date (other than any such Adjusted Cash and Cash Equivalents held or by any Non-Loan Party) and (2) $50,000,000) of the Parent and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended Test Period, calculated on a Pro Forma Basis.

“Consolidated Total Assets” means the total consolidated assets of the Parent and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, on any date of determination, with respect to the Parent and its Restricted Subsidiaries, the ratio of (a) Consolidated Funded Indebtedness (less the lesser of (1) the amount of Adjusted Cash and unrestricted Cash Equivalents of the Parent and its Restricted Subsidiaries as of such date (other than any such Adjusted Cash and Cash Equivalents held by any Non- Loan Party) and (2) $50,000,000) of the Parent and its Restricted Subsidiaries on such date, calculated on a Pro Forma Basis to (b) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)           to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)           to advance or supply funds:

(a)           for the purchase or payment of any such primary obligation; or

(b)          to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obl3igor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Controlled Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.17.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term SOFR Loans, the determination of the applicable interest rate is subject to Section 2.02(d) to the extent that Term SOFR Loans may not be converted to, or continued as, Term SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Revolving Credit Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Parent or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided further that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent (it being understood that such Lender may otherwise remain a Defaulting Lender pursuant to one or more other clauses of this definition)) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Parent, each L/C Issuer and each Lender.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering commodities or prices or financial, monetary or interest rate instruments.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.04(a)(2)(iii) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Parent, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designation Date” has the meaning set forth in Section 2.20(f).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Parent of any of its Capital Stock to another Person.

“Disqualified Institution” means (a) any Company Competitor identified on a list delivered to the Administrative Agent by or on behalf of the Borrower from time to time, (b) any bank, financial institution or other institutional lender identified on a list delivered to the Administrative Agent by or on behalf of the Borrower prior to the Closing Date and (c) as to any entity referenced in clause (a) or (b) above (a “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known Affiliates or Affiliates identified in writing to the Administrative Agent by or on behalf of the Borrower from time to time or readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation in the Facilities) permitted hereunder at the time of such assignment (or prior participation in the Facilities). Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to any Lender on the Platform or another similar electronic system (i) to the extent the Borrower desires to prevent any such Disqualified Institution from being a Lender or a Participant or (ii) upon written request by such Lender. Each such list shall be made available to the Administrative Agent pursuant to Section 10.02 (other than any such list provided prior to the Closing Date).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)          matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements)),

(2)          is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)          is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date of any then outstanding Term Loan Tranche at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or a direct or indirect parent of the Parent or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries or a direct or indirect parent of the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distressed Agent-Related Person” has the meaning specified in the definition of “Agent-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Parent that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“Engagement Letter” means the Engagement Letter dated June 24, 2022, by and between the Borrower and Royal Bank of Canada.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable federal, state, local or foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the Environment, or human health or safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other binding consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure of any Plan to satisfy the minimum funding standard (as defined under Section 412 of the Code of Section 303 of ERISA) to the extent applicable, (c) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (e) the filing of a written notice of intent to terminate, or the treatment of a plan amendment as a termination, of a Plan or Multiemployer Plan, under Section 4041 or 4041A of ERISA, respectively, (f) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (k) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan.

“Erroneous Payment” has the meaning set forth in Section 9.03(d)(i).

“Erroneous Payment Notice” has the meaning set forth in Section 9.03(d)(ii).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Parent or any of its Subsidiaries or a direct or indirect parent of the Parent (to the extent such employee stock ownership plan or trust has been funded by the Parent or any Subsidiary or a direct or indirect parent of the Parent), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) Refunding Capital Stock, or (y) to increase the amount available under clause (4)(a) of the second paragraph under Section 7.05 or clause (14) of the definition of “Permitted Investments” or constitutes proceeds of Indebtedness referred to in clause (8)(b) of the second paragraph in Section 7.05.

“Excluded Information” has the meaning specified in Section 10.07(j).

“Excluded Property” means, with respect to any Loan Party, (a)(i) any fee-owned real property not constituting Material Real Property and (ii) any real property leasehold or subleasehold interests (with no requirement to deliver landlord waivers, estoppels, bailee letters or collateral access letters), (b)(i) motor vehicles and other assets subject to certificates of title, (ii) letter of credit rights and (iii) commercial tort claims with an individual claimed value not in excess of $3,000,000, in each case to the extent a Lien thereon cannot be perfected by filing a UCC financing statement, (c) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), or material adverse regulatory consequences, in each case, as reasonably determined by the Parent and notified to the Administrative Agent, (d) pledges of, and security interests in, certain assets, in favor of the Collateral Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code of any applicable jurisdiction or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and such asset shall be included as Collateral, (e) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; provided that (i) any such limitation described in this clause (e) on the security interests granted shall only apply to the extent that any such prohibition or restriction would not be rendered ineffective pursuant to the Uniform Commercial Code of any applicable jurisdiction or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (f) Equity Interests in or any assets of (A) any Person (other than the Parent and Wholly Owned Restricted Subsidiaries of the Parent) to the extent and for so long as the pledge thereof in favor of the Collateral Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents, in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Closing Date or such acquisition), (B) any not-for-profit Subsidiary, (C) any captive insurance Subsidiary, (D) any special purpose securitization vehicle (or similar entity), (E) any Unrestricted Subsidiary, (F) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness, such pledge constitutes a Permitted Lien and the terms thereof do not permit the pledge of such Equity Interests to the Collateral Agent, (G) any Person that is an Excluded Subsidiary pursuant to clause (e) of the definition of “Excluded Subsidiary,” and (H) any Subsidiary that is not directly owned by a Loan Party, (g) any lease, license or other agreement or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (h) “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” filing, (i) [reserved], (j) voting Equity Interests (including for this purpose the convertible debentures issued in connection with the Transactions, or any other securities treated as voting Equity Interests for applicable Tax purposes, as reasonably determined by the Parent) in excess of 65% of, in each case, the voting capital stock of (A) any Controlled Foreign Subsidiary or (B) any FSHCO, (k) for the purposes of the U.S. Security Agreement, except as required under Section 6(a)(iv) of the U.S. Security Agreement, any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or other bank or securities accounts) (A) to the extent the security interest in such asset is not automatically perfected by filings under the Uniform Commercial Code of any applicable jurisdiction and (B) other than in the case of Pledged Interests, or Pledged Debt, to the extent not perfected by being held by the Collateral Agent or any other Agent as agent for the Collateral Agent, (l) cash to secure letter of credit reimbursement obligations to the extent such letters of credit are permitted by this Agreement, (m) any trust accounts, payroll accounts, escrow accounts, disbursement accounts or sales tax or similar accounts; (n) the Purchase Agreement and the rights therein or arising thereunder, (o) [reserved], and (p) any Margin Stock. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Parent agree in writing that the cost or other consequences of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Lenders of the security afforded thereby. Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Parent that is (a) an Unrestricted Subsidiary, (b) not wholly owned by the Parent or one or more Wholly Owned Restricted Subsidiaries of the Parent, (c) an Immaterial Subsidiary, (d) a FSHCO or Controlled Foreign Subsidiary (or any Subsidiary of such FSHCO or Controlled Foreign Subsidiary), (e) established or created pursuant to clause (8)(g) of the second paragraph of Section 7.05 and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (f) [reserved], (g) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (h) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (but not entered into in contemplation thereof) and is listed on Schedule 1.01(b) hereto and for so long as any such Contractual Obligation exists (or, in the case of any newly- acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof and for so long as any such Contractual Obligation exists), (i) a Subsidiary with respect to which a guarantee by it of the Facilities would result in material adverse tax consequences to the Parent or one or more of its Restricted Subsidiaries, as reasonably determined by the Parent in good faith, (j) [reserved], (k) not-for-profit subsidiaries, (l) Subsidiaries that are special purpose entities, (m) captive insurance subsidiaries, and (n) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent, the cost or other consequences of guaranteeing the Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that if a Domestic Subsidiary executes the Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof). Notwithstanding the foregoing, in no event shall Holdings or the Borrower be an Excluded Subsidiary at any time.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Lender becomes a party hereto (other than pursuant to a request by any Loan Party under Section 3.08) or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any Taxes imposed under FATCA. Any Israeli value added Tax required to be paid with respect to any payment made pursuant to any Loan Document shall not be included in the definition of “Excluded Taxes”.

“Existing HSBC Letter of Credit” means that certain Irrevocable Standby Letter of Credit, issued by HSBC on October 11, 2018, in an aggregate stated amount of $744,575.00, naming QVT Financial LP as the beneficiary thereof, with a final expiration date of April 5, 2023, as the same may be amended, supplemented, extended or otherwise modified from time to time.

“Existing Loans” has the meaning specified in Section 2.20(a).

“Existing Revolving Loans” has the meaning specified in Section 2.20(a).

“Existing Revolving Tranche” has the meaning specified in Section 2.20(a).

“Existing Term Loans” has the meaning specified in Section 2.20(a).

“Existing Term Tranche” has the meaning specified in Section 2.20(a).

“Existing Tranche” has the meaning specified in Section 2.20(a).

“Extendable Bridge Loans” means customary “bridge” financings, escrow or similar arrangements, which by their terms will be automatically (or subject to customary conditions to conversion for a debt instrument of a similar type) converted into loans or other Indebtedness that have, or extended such that they have, a maturity date later than the Latest Maturity Date of and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of all Term Loan Tranches then in effect.

“Extended Loans” has the meaning specified in Section 2.20(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.20(a).

“Extended Revolving Tranche” has the meaning specified in Section 2.20(a).

“Extended Term Loans” has the meaning specified in Section 2.20(a).

“Extended Term Tranche” has the meaning specified in Section 2.20(a).

“Extended Tranche” has the meaning specified in Section 2.20(a).

“Extending Lender” has the meaning specified in Section 2.20(b).

“Extension” has the meaning specified in Section 2.20(b).

“Extension Amendment” has the meaning specified in Section 2.20(c).

“Extension Date” has the meaning specified in Section 2.20(d).

“Extension Election” has the meaning specified in Section 2.20(b).

“Extension Request” has the meaning specified in Section 2.20(a).

“Extension Request Deadline” has the meaning specified in Section 2.20(b).

“Facility” means the Term Facilities or the Revolving Credit Facility, as the context may require.

“Fair Market Value” means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as reasonably determined in good faith by the senior management or the Board of Directors of the Parent, whose determination will be conclusive for all purposes under the Loan Documents).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing any of the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate is less than zero, it shall be deemed to be zero hereunder.

“Fee Letter” means the Fee Letter dated June 24, 2022, by and between the Borrower and Royal Bank of Canada.

“Financial Covenants” have the meaning specified in Section 7.08(b).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“First Lien Intercreditor Agreement” means an intercreditor agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.01 to be, and intended to be, secured by Liens permitted by Section 7.02 on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations under this Agreement.

“Fixed Amounts” has the meaning specified in Section 1.09.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.

“Floor” means a rate of interest equal to zero percent (0%) per annum.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Guarantor” shall have the meaning assigned to such term in the last paragraph of Section 6.12.

“Foreign Lender” means a lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent that is not a Domestic Subsidiary.

“Four Quarter Consolidated EBITDA” means, as of any date of determination, Consolidated EBITDA of the Parent and the Restricted Subsidiaries for the most recently ended Test Period, determined on a Pro Forma Basis and giving effect to all other appropriate pro forma adjustment events consistent with the definition of “Consolidated EBITDA” and Section 1.10.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any direct or indirect Subsidiary of the Parent of which substantially all of its assets consist of Capital Stock (or, if applicable, Capital Stock and indebtedness) of one or more Controlled Foreign Subsidiaries or FSHCOs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, (b) the Borrower (other than with respect to its own direct obligations), (c) the Parent, (d) as of the Closing Date, the Subsidiaries of the Parent listed on Schedule 1.01(a) and (e) each other Subsidiary of the Parent that executes and delivers a Guaranty or guaranty supplement pursuant to the Guaranty, Section 6.12 or 6.16, unless it has ceased to be a Guarantor pursuant to the terms hereof.

“Guaranty” means, the Guaranty made by Parent, Holdings and each Subsidiary Guarantor in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or 6.16.

“Hazardous Materials” means any and all explosive or radioactive substances or wastes, hazardous or toxic substances, materials or wastes or any other substances, materials or wastes regulated or which could result in liability pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, toxic mold, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent or (ii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(d)(i).

“HSBC” means HSBC Bank USA, N.A.

“IFRS” means the International Financial Reporting Standards as endorsed by the European Union, as in effect from time to time; provided further that the Borrower may at any time elect by written notice to the Administrative Agent to use GAAP in lieu of IFRS for financial reporting purposes and, upon any such notice, references herein to IFRS shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, GAAP as in effect from time to time and (b) for prior periods, IFRS without giving effect to the proviso thereto. All ratios and computations based on IFRS contained in the Agreement shall be computed in conformity with IFRS (or after an applicable election, in conformity with GAAP).

“Immaterial Subsidiary” means any Subsidiary of the Parent that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), does not have (a) assets (after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets and, when combined with the assets of all other Immaterial Subsidiaries (after eliminating intercompany obligations) does not have assets in excess of 10.0% of Consolidated Total Assets or (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the Consolidated EBITDA of the Parent and its Restricted Subsidiaries for such period and, when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries does not have Consolidated EBITDA in excess of 10.0% of Consolidated EBITDA of the Parent and its Restricted Subsidiaries for such period; provided, that at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the date hereof.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the primary donor.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Incurrence-Based Amounts” has the meaning specified in Section 1.09.

“Indebtedness” means, with respect to any Person, without duplication:

(a)          the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b)          to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(c)          to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (x) the Fair Market Value of such asset at such date of determination, and (y) the amount of such Indebtedness of such other Person;

(d)          all obligations of such Person with respect to the redemption, repayment or other repurchase (excluding accrued dividends to the extent not increasing liquidation preference) in respect of Disqualified Stock; and

(e)          with respect to any Restricted Subsidiary of such Person, the liquidation preference of any shares of Preferred Stock of such Restricted Subsidiary.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)              Contingent Obligations Incurred in the ordinary course of business consistent with past practices;

(ii)             any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iii)            intercompany liabilities that would be eliminated on the consolidated balance sheet of the Parent and its Restricted Subsidiaries;

(iv)            prepaid or deferred revenue arising in the ordinary course of business;

(v)            Cash Management Services;

(vi)          in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vii)        for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(viii)         Capital Stock (other than Disqualified Stock and Preferred Stock);

(ix)           indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary; or

(x)           any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Closing Date or which would be characterized as operating lease obligations in accordance with GAAP on December 1, 2018.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes. “Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Parent, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Term Borrowing” means a borrowing consisting of simultaneous Initial Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), in each case, on the Closing Date.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Initial Term Commitments on the Closing Date is $90,000,000.

“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means (i) with respect to Indebtedness that is permitted under Section 7.01 to be, and intended to be, secured by Liens permitted by Section 7.02 on the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations under this Agreement, the First Lien Intercreditor Agreement, (ii) with respect to any Indebtedness that is permitted under Section 7.01 to be, and intended to be, secured by Liens permitted under Section 7.02 on the Collateral on a junior basis to the Liens securing the Obligations under this Agreement, the Junior Lien Intercreditor Agreement or (iii) such other customary intercreditor or subordination arrangements reasonably satisfactory to the Administrative Agent and the Parent.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, provided that the initial Interest Period with respect to the Initial Term Loans shall be a period commencing on the Closing Date and ending on January 3, 2023 (which shall be deemed to be an Interest Period of three months); and (b) as to any Base Rate Loan, the first Business Day of each April, July, October and January, and the Maturity Date of the Facility under which such Loan was made, commencing January 3, 2023.

“Interest Period” means, in respect of each SOFR Loan (subject to the proviso in clause (a) of the definition of “Interest Payment Date”), a period of one, three or six months with respect to such SOFR Loan; provided that (i) the Interest Period shall commence on the date of an advance of or a conversion to a SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iii) any Interest Period with respect to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is not numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; (iv) no Interest Period shall extend beyond the maturity date for any class of Loans; and (v) no tenor that has been removed from this definition pursuant to Section 1.14 shall be available for specification in such Committed Loan Notice or interest election.

“Investment” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and (ii) investments that are required by IFRS, to be classified on the balance sheet of the Parent in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practices. If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Parent or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:

(1)          “Investments” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)          the Parent’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)          the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with Section 7.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Parent or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Parent or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in the Parent or any Restricted Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Parent as a replacement agency for Moody’s or S&P, as the case may be.

“Investment Grade Securities” means:

(1)          securities issued or directly and guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)          securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries,

(3)          investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)          corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investor” means each of (i) Mithaq Capital SPC, (ii) Toscafund Asset Management LLP, (iii) Schroder Investment Management Limited, (iv) News Corporation, (v) Management Investors, (vi) Immediate Family Members of the Persons described in clause (v), (vi) any Affiliates, related estate plan and trusts created for the benefit of the Persons described in clause (i) through (v) or any trust for the benefit of any such Affiliate, estate plan or trust, or (vii) in the event of the incompetence of death of any of the Persons described in clauses (v) and (vi), such Persons’ estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Parent or any Subsidiary thereof and their respective Affiliates, and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).

“Israel Security Documents” means the Israeli Floating Charge and the Israeli IP Fixed Charge, each as amended, restated, supplemented or otherwise modified from time to time.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“Israeli Floating Charge” means that certain floating charge debenture, governed by the laws of Israel and dated on or about the Closing Date, between the Parent and the Collateral Agent, creating an Israeli law floating charge over all assets of Parent, as amended, restated, or otherwise modified from time to time.

“Israeli Insolvency Law” means the Israeli Insolvency and Economic Rehabilitation Law, 5778-
2018.

“Israeli IP Fixed Charge” means that certain fixed charge debenture, governed by the laws of Israel and dated on or about the Closing Date, between the Parent and the Collateral Agent, creating an Israeli law fixed charge over intellectual property of Parent, as amended, restated, or otherwise modified from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements. For the avoidance of doubt, a “joint venture” may include (i) a Subsidiary that is not a Wholly Owned Subsidiary and (ii) a Person that is not a Subsidiary.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.05(3).

“Junior Financing Document” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in a form that is reasonably satisfactory to the Collateral Agent, the Borrower and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.01 to be, and intended to be, secured by Liens permitted under Section 7.02 on the Collateral on a junior basis to the Liens securing the Obligations under this Agreement.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the extension or increase of the amount thereof.

“L/C Issuer” means (a) each of the L/C Issuers identified on Schedule 1.01(c), in their capacity as an issuer of Letters of Credit hereunder, (b) solely with respect to the Existing HSBC Letter of Credit, HSBC, in its capacity as the issuer thereof, and (c) any other Lender reasonably acceptable to the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but (a) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn, or (b) any drawing was made thereunder on or before the last day permitted thereunder and such drawing has not been honored or refused by the applicable L/C Issuer, such Letter of Credit shall be deemed to be “outstanding” in the amount of such drawing.

“Lead Arranger” means RBC Capital Markets.

“Legal Reservations” means:

(a)          the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)          the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c)          any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;

(d)          the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)          the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f)          the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)         the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h)          provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i)          similar principles, rights and defenses under the laws of any relevant jurisdiction. “Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer.

“Lender Hedging Agreement” means (a) a Derivative Contract between any Loan Party and a counterparty that, at the time that such Derivative Contract was entered into, was a Lender or an Affiliate of a Lender; and (b) a Derivative Contract between any Loan Party and a counterparty which Derivative Contract is in existence at the time such counterparty (or an Affiliate thereof) becomes a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued (or, with respect to the Existing HSBC Letter of Credit, deemed issued), extended or amended hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(ii)(C), the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.02(i).

“Liquidity” means, at any specified date, the sum of (a) the amount by which the aggregate Revolving Credit Commitments as of such date exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans outstanding as of such date and (ii) the Outstanding Amount of L/C Obligations as of such date, plus (b) without duplication, the aggregate amount of unrestricted cash and Cash Equivalents on hand of the Borrower and Guarantors on such date.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, an Extended Term Loan, a Revolving Credit Loan, an Extended Revolving Commitments, or a Specified Refinancing Revolving Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) any Intercreditor Agreement required to be entered into pursuant to the terms of this Agreement, (vii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, (viii) any Refinancing Amendment, (ix) any Extension Amendment, (x) the Issuer Documents and (xi) any other agreement designated as a Loan Document by the Administrative Agent and the Parent.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Majority Lenders” of any Tranche means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Investors” means current and/or former directors, officers and employees of Parent, and/or any of its subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors on the Closing Date.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Parent and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights or remedies of the Agents or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness for borrowed money having an aggregate outstanding principal amount equal to or greater than the Threshold Amount.

“Material Real Property” means any parcel of or interest in real property with a Fair Market Value equal to or greater than $3,000,000 that is owned in fee by a Loan Party and located in the United States; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means: (a) with respect to the Revolving Credit Facility, the earlier of (i) September 12, 2025 and (ii) with respect to any Tranche of the Revolving Credit Facility, the date of termination in whole of the Revolving Credit Commitments under such Tranche pursuant to Section 2.06(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) September 12, 2025, (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of a loan modification offer pursuant to Section 10.01 and (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Section 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation or specified refinancing documentation, as applicable thereto.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds to secure debt, mortgages or other real estate security documents in respect of Mortgaged Properties in the U.S. made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Borrower and Administrative Agent, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).

“Mortgaged Properties” means any Material Real Property with respect to which a Mortgage is required pursuant to Sections 6.12, 6.14 or 6.16.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Natural Person” means (a) any natural person or (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Cash Proceeds” means:

(a)          with respect to the Disposition of any asset by the Parent or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when such cash or Cash Equivalents are so received and, with respect to any Casualty Event, any cash insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Parent or any of its Restricted Subsidiaries and including any cash proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:

(A)          the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,

(B)          the costs, fees and out-of-pocket expenses incurred by the Parent or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(C)          all taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution the Parent may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(D)          any costs associated with unwinding any related Swap Contract in connection with such transaction,

(E)          any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with IFRS, and (y) any liabilities associated with such property and retained by the Parent or any of the Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Parent or any of the Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E),

(F)          in the case of any Disposition or Casualty Event by a Restricted Subsidiary that is a joint venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of Holdings, the Parent or a Wholly Owned Restricted Subsidiary as a result thereof, and

(G)          any amounts used to repay or return any customer deposits or similar deposits required to be repaid or returned as a result of any Disposition or Casualty Event; and

(b)          with respect to the incurrence or issuance of any Indebtedness by the Parent or any of the Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket costs, expenses and other customary expenses, incurred by the Parent or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Non-Consenting Lender” has the meaning specified in Section 3.08(c).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Extended Loans and Commitments” has the meaning specified in Section 10.01.

“Non-Extending Lender” has the meaning specified in Section 2.20(e).

“Non-Loan Party” means any Restricted Subsidiary of the Parent that is not a Loan Party.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document,(b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04 and (c) the Obligations of any Loan Party to indemnify any Person pursuant to Section 10.05.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, articles of association and memorandum of association, if any, (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction), certificate of name change, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are both (i) imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08) and (ii) Other Connection Taxes.

“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Specified Refinancing Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Pari Passu Indebtedness” means:

(a)          with respect to the Borrower, any Indebtedness that ranks pari passu in right of payment and security to the Loans; and

(b)          with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment and security to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Exceptions” means that no Loan Party shall be required, and the Administrative Agent shall not be permitted (unless otherwise agreed by such Loan Party in its sole discretion), to (i) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC), (2) Assigned Agreements (as defined in the U.S. Security Agreement) and (3) motor vehicles or any other assets subject to a certificate of title, (ii) send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Administrative Agent has exercised its rights pursuant to Section 8.02(b), or (iii) deliver landlord waivers, estoppels, bailee letters or collateral access letters.

“Permitted Acquisition” has the meaning given to such term in the definition of “Permitted Investments”.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.04.

“Permitted Debt” has the meaning specified in Section 7.01.

“Permitted Holder” means (1) each of the Investors, (2) the Management Investors and their Permitted Transferees, (3) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Parent, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Persons described in clauses (1) and (2) or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that such Persons, collectively own, directly or indirectly, more than 50% of the total voting power of the Voting Stock (determined on a fully diluted basis) of the Parent, in each case of the foregoing clauses (1) through (4), whether holding Equity Interests of the Parent directly or indirectly. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)          any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2)          any Investment in the Parent or any Restricted Subsidiary; provided, that Investments that are made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties under this clause (2) shall not exceed the greater of $16,725,000 and 12.5% of Four Quarter Consolidated EBITDA at any one time outstanding;

(3)          any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4)          any Investment by the Parent or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation) (any such Investment pursuant to this clause (4), a “Permitted Acquisition”); provided, that Investments that are made by Loan Parties after the Closing Date in Restricted Subsidiaries that are not Loan Parties and assets that do not become Collateral under this clause (4) shall not exceed the greater of $16,725,000 and 12.5% of Four Quarter Consolidated EBITDA at any one time outstanding;

(5)          any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.04 or any other Disposition of assets not constituting an Asset Sale;

(6)         any Investment (x) existing on the Closing Date and listed on Schedule 7.05, (y) made pursuant to binding commitments in effect on the Closing Date and listed on Schedule 7.05 or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.05;

(7)          loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $5,000,000 outstanding at any one time in the aggregate;

(8)          loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9)          any Investment (x) acquired by the Parent or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Parent or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Parent or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10)          Swap Contracts and cash management services permitted under Section 7.01(j), including any payments in connection with the termination thereof;

(11)         any Investment by the Parent or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $16,725,000 and (y) 12.5% of Four Quarter Consolidated EBITDA;

(12)          additional Investments by the Parent or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $26,750,000 and (y) 20.0% of Four Quarter Consolidated EBITDA;

(13)          any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.09(b) (except transactions described in clause (2), (3), (4), (7), (9) or (10) of such Section 7.09(b));

(14)          Investments the payment for which consists of Equity Interests of the Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05;

(15)          Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16)          Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;

(17)          Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)          Investments consisting of (i) Liens permitted under Section 7.02, (ii) Indebtedness (including guarantees) permitted under Section 7.01, (iii) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.03, (iv) Asset Sales permitted under Section 7.04, or (v) Restricted Payments permitted under Section 7.05;

(19)          guarantees of Indebtedness permitted to be incurred under Section 7.01 and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business;

(20)          advances, loans or extensions of trade credit in the ordinary course of business by the Parent or any of the Restricted Subsidiaries;

(21)          Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(22)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(23)          the Transactions;

(24)          accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(25)          Investments acquired as a result of a foreclosure by the Parent or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(26)          Investments resulting from pledges and deposits that are Permitted Liens;

(27)          acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrower, the Borrower or any Subsidiary of the Parent in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrower, so long as no cash is actually advanced by the Parent or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(28)          guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(29)          Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05; and

(30)          non-cash Investments made in connection with tax planning and reorganization activities.

Notwithstanding anything to the contrary in this definition of “Permitted Investments” or elsewhere in this Agreement or any other Loan Document, at no time may any Restricted Subsidiary that is not a Loan Party own intellectual property that is material to the business of the Parent and its Subsidiaries (taken as a whole); provided that this paragraph shall not apply to intellectual property which has been internally developed or co-developed by any non-Loan Party Restricted Subsidiary after the Closing Date with Persons other than Loan Parties or that such non-Loan Party Restricted Subsidiary has acquired from Persons other than Loan Parties after the Closing Date.

“Permitted Liens” means, with respect to any Person:

(1)          Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for the payment of rent, in each case Incurred in the ordinary course of business;

(2)          Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by IFRS) or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a direct or indirect parent of the Borrower;

(3)          Liens for Taxes (i) which are not overdue for more than thirty (30) days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by IFRS, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(4)          Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)          survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, and other similar purposes, reservations of rights, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties;

(6)          Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.01(a) or (d) and obligations secured ratably thereunder; provided that, in the case of clause (d), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7)          (i) Liens of the Parent or any of the Guarantors existing on the Closing Date and listed on Schedule 7.02 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided further that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8)          Liens on assets of, or Equity Interests (other than Equity Interests in any Subsidiary that is required to become a Guarantor pursuant to this Agreement) in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Parent, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Parent at the time of such merger, amalgamation or consolidation;

(9)          Liens on assets at the time the Parent or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Parent or any Restricted Subsidiary, a Person other than the Parent or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Parent or such Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Parent or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10)          Liens securing Indebtedness or other obligations of the Parent or a Subsidiary Guarantor owing to the Parent or a Subsidiary Guarantor permitted to be Incurred in accordance with Section 7.01;

(11)          Liens securing Swap Contracts Incurred in accordance with Section 7.01;

(12)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14)          Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or consignments entered into by the Parent and the Guarantors in the ordinary course of business;

(15)          Liens in favor of the Parent or any Subsidiary Guarantor;

(16)          Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(17)          deposits made or other security provided in the ordinary course of business to (x) secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations or (y) secure reimbursement or similar obligations with respect to letters of credit, bank guarantees, performance bid, appeal and surety bonds, completion guarantees or similar instruments permitted hereunder (including those described in Sections 7.01(e), (k) and (q));

(18)          grants of intellectual property, software and other technology licenses;

(19)          judgment and attachment Liens not giving rise to an Event of Default pursuant to Sections 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)          Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Sections 7.01(j) and (t));

(22)          Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) or (11), or succeeding clauses (23) or (24) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11), (23) or (24) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any fees and expenses, including unpaid accrued interest and the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith, related to such refinancing, refunding, extension, renewal or replacement and (z)(A) any amounts incurred under this clause (22) as a refinancing Indebtedness of clause (23) of this definition hereunder shall be secured on an equal or junior basis as compared with the Indebtedness being refinanced, including with respect to any subordination provisions, and subject to an applicable Intercreditor Agreement and (B) any amounts incurred under this clause (22) as a refinancing indebtedness of clause (24) of this definition hereunder shall not, on a pro forma basis, increase the amount available under such clause (24) (together with any refinancing, refunding, extension, renewal or replacement thereof under this clause (22)) as compared with such aggregate amount available prior to giving effect to such operation of this clause (22);

(23)          Liens on the Collateral securing any Permitted Ratio Debt permitted to be incurred under Section 7.01(b) and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case, to the extent required by the documentation in respect of such Permitted Ratio Debt; provided that (x) at the time of incurrence thereof, such obligations are permitted to be secured pursuant to the definitions of Permitted Ratio Debt or Permitted Refinancing, as applicable, and (y) in the case of Liens on Collateral, such Indebtedness is subject to an applicable Intercreditor Agreement;

(24)          other Liens securing obligations the principal amount of which does not exceed the greater of (x) $20,000,000 and (y) 15.0% of Four Quarter Consolidated EBITDA at any one time outstanding (after giving effect to clause (22) above as applicable);

(25)          Liens on equipment of the Parent or any Guarantor granted in the ordinary course of business to the Parent’s or such Guarantor’s client at which such equipment is located;

(26)          Liens on the Collateral securing any Indebtedness permitted to be Incurred or assumed under Section 7.01(o) and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case, to the extent required by the documentation in respect of such Indebtedness; provided that (x) at the time of incurrence thereof, such obligations are permitted to be secured pursuant to the terms of Section 7.01(o) or the definition of “Permitted Refinancing”, as applicable, (y) in the case of Liens on Collateral, such Indebtedness is subject to an applicable Intercreditor Agreement and (z) in the case of any assumed Indebtedness, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary, and the proceeds and products thereof;

(27)          Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness;

(28)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(29)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(30)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Parent or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Parent and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Guarantor in the ordinary course of business;

(31)          any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33)          Liens on vehicles or equipment, of the Parent or any Guarantor granted in the ordinary course of business;

(34)          Liens disclosed by the final Mortgage Policies delivered on or subsequent to the Closing Date for any Mortgaged Property and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(35)          Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;

(36)          (a) Liens solely on any cash earnest money deposits made by the Parent or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(37)          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(38)          Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(39)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(40)          rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41)          security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(42)          Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 7.01; and

(43)          Liens securing Indebtedness permitted to be incurred pursuant to Section 7.01(s) or 7.01(y) and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof).

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Parent shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Indebtedness secured by a Lien would be classified as secured in part pursuant to clause (6) or (23) above and in part pursuant to one or more other categories of Permitted Liens, the Parent will be entitled to only give pro forma effect to such portion of such Indebtedness (and any obligations in respect thereof) secured pursuant to clause (6) or (23) above when calculating the availability therein in connection with such Incurrence and not the remainder of the Indebtedness that is secured pursuant to one or more of the other clauses of this definition.

“Permitted Plan” means any stock compensation plan, stock option compensation plan or similar equity or equity-based plan of any Loan Party that is disclosed to, and approved in writing by, the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

“Permitted Ratio Debt” means Indebtedness; provided that (1) immediately after giving effect to the incurrence of such Indebtedness (assuming that any such indebtedness in the form of a revolving credit facility or a delayed draw term loan facility is fully drawn) and the application of the proceeds thereof, including any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Indebtedness, on a Pro Forma Basis (provided that solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, pursuant to this definition and any Incurrence of Indebtedness under Section 7.01(o), any cash proceeds from Indebtedness to be incurred from such Incurrence of Permitted Ratio Debt and such Incurrence of Indebtedness under Section 7.01(o) shall be excluded for purposes of cash netting) (i) with respect to any Incurrence of Indebtedness that is secured on a pari passu basis with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 1.00:1.00, (ii) with respect to any such Incurrence of Indebtedness that is secured on a “junior” basis to the Liens securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 1.50:1.00 and (iii) with respect to any such Incurrence of Indebtedness that is unsecured, the Consolidated Total Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 2.00:1.00, (2) such Indebtedness shall (x) not be Guaranteed by any Person that is not the Borrower or a Guarantor under each of the other Facilities and (y) be unsecured or, if secured, secured either on a pari passu basis with the other Facilities or on a “junior” basis with the other Facilities, in each case by the same (or less) Collateral that secures the Facilities, (3) if such Indebtedness is secured by the Collateral, such Indebtedness shall be subject to an applicable Intercreditor Agreement, (4) such Indebtedness (other than any Extendable Bridge Loans) shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche and a Weighted Average Life to Maturity no shorter than any existing Term Loan Tranche and (5) the aggregate outstanding amount of Permitted Ratio Debt that has been incurred by non- Loan Parties (when aggregated with all outstanding Indebtedness of non-Loan Parties incurred pursuant to Section 7.01(o)) shall not exceed the greater of (x) $16,725,000 and (y) 12.5% of Four Quarter Consolidated EBITDA on a Pro Forma Basis (including pro forma application of the proceeds therefrom).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Indebtedness under Section 7.01(d) and Extendable Bridge Loans, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, and subject to an Intercreditor Agreement; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are either (i) substantially identical to or no more favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption premiums), not more restrictive to the Parent and the Restricted Subsidiaries than those set forth in this Agreement or as are customary for similar indebtedness in light of then-current market conditions (provided that a certificate of a Responsible Officer of the Parent delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Parent of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (g) at the time thereof, other than with respect to Indebtedness under Section 7.01(d) and Section 7.01(j), no Event of Default shall have occurred and be continuing.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, unincorporated organization or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” means “Pledged Debt” as defined in the U.S. Security Agreement and Israel Security Documents.

“Pledged Interests” means “Pledged Interests” as defined in the U.S. Security Agreement and Israel Security Documents and “Shares” as defined in the UK Security Documents.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”

“primary obligations” has the meaning specified in the definition of “Contingent Obligations.”

“primary obligor” has the meaning specified in the definition of “Contingent Obligations” and “Guarantee.”

“Prime Lending Rate” means, for any day, the “U.S. Prime Lending Rate” as quoted by Royal Bank of Canada for such day; each change in the Prime Lending Rate shall be effective on the date that such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Prime Rate” means a rate per annum determined by the Administrative Agent from time to time as its prime commercial lending rate for Dollar loans in the United States on such day. The “Prime Rate” shall not necessarily be the lowest rate of interest that the Administrative Agent is charging to any corporate customer. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio and the calculation of Consolidated Total Assets and Four Quarter Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement or any growth related investment, expenditure or capital expenditure) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at or involving a Person who became (or will become, as applicable) a Restricted Subsidiary of the subject Person or was (or will be, as applicable) merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment into or acquisition of the subject Person for which committed financing has been or is sought to be obtained for which a determination or calculation is being made under this definition, the consummation of any such Investment into or acquisition of the subject Person which may occur after the date upon which the relevant determination or calculation is made), as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable cost savings or expense reductions or returns, income, earnings or profit related to any acquisition (including the Acquisition) or divestiture that have been realized by such Person and its Restricted Subsidiaries based upon actions taken or to be taken within 12 months, in each case, after the consummation of the action as if such cost savings, expense reductions, improvements, synergies, returns, income, earnings or profit occurred on the first day of the Reference Period and as if such cost savings, expense reductions, improvements, synergies, returns, income, earnings or profit were realized on a recurring “run rate” basis during the entirety of such period (e.g., if $1.0 million of cost savings were to be realized in the first fiscal quarter after the consummation of a subject acquisition, $4.0 million of pro forma cost savings would be included in relevant calculations for the relevant four fiscal quarter Reference Period), provided, that the aggregate amount of addbacks to the calculation of Consolidated EBITDA relating to growth related investments pursuant to the operation of this clause (x) shall not exceed 20.0% of Consolidated EBITDA for such period before giving effect to such addbacks and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1)          if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2)          interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower or a direct or indirect parent of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation;

(3)          interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or term reference rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate;

(4)          interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5)          to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X.

Any pro forma calculation may include adjustments calculated in accordance with Regulation S-X.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” has the meaning specified in the Preliminary Statements of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.17.

“Recipient” means the Administrative Agent, any Lender, and any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Reference Period” has the meaning specified in the definition of “Pro Forma Basis.”

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Indebtedness” has the meaning specified in Section 7.01(n).

“Refunding Capital Stock” has the meaning specified in Section 7.05(2)(a).

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person will become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Relevant Transaction” means any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) resulting in the receipt by the Parent or any Restricted Subsidiary of Net Cash Proceeds.

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that if at any time there are two or more Lenders who are not Affiliates of one another, then the “Required Lenders” will be comprised of two or more Lenders who are not Affiliates of one another.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that if at any time there are two or more Revolving Credit Lenders who are not Affiliates of one another, then the “Required Revolving Lenders” will be comprised of two or more Revolving Credit Lenders who are not Affiliates of one another.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Parent, Holdings or the Borrower), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.05(2)(a).

“Revolving Credit Borrowing” means a borrowing under a single Tranche of the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders under such Tranche of the Revolving Credit Facility pursuant to Section 2.01(b).

“Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Credit Commitment”, opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments shall be
$90,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under the same Revolving Tranche.

“Revolving Tranche” means (a) the Revolving Credit Facility and (b) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Closing Date pursuant to the terms hereof, e.g., Extended Revolving Commitments.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between the Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Country” shall mean a country or territory that is the target of comprehensive Sanctions broadly prohibiting or restricting dealings involving such country or territory (currently, Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” shall mean any Person: (a) identified on a Sanctions List, (b) located or resident in or incorporated or organized under the laws of a Sanctioned Country, (c) the government of a Sanctioned Country, (d) directly or indirectly fifty percent (50%) or more owned by, or controlled by, (if and as the terms “ownership” and/or “control” are used and defined under the relevant Sanctions), any Person, or two (2) or more Persons in the aggregate, described in paragraphs (a) through (c) or acting for or on behalf of such Person or Persons, or (e) otherwise the target of Sanctions (whether designated by name or by reason of being included in a class of person).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; (d) the United Kingdom, including Her Majesty’s Treasury; (e) the Canadian government, including Global Affairs Canada; (f) the government of Japan; (g) the government of the State of Israel; or (h) the Hong Kong Monetary Authority.

“Sanctions List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and any other Sanctions-related lists of designated parties issued by the U.S. government (including OFAC and the U.S. Department of State), the UK government (including Her Majesty’s Treasury), the European Union, any member state of the European Union, the United Nations Security Council, Canada, Japan, or the Hong Kong Monetary Authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank, except for any such Cash Management Agreement designated by the Parent in writing to the Administrative Agent and the relevant Cash Management Bank or Hedge Bank, as applicable, as an “unsecured cash management agreement” as of the Closing Date or, if later, on or about the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank, except for any such Swap Contract designated by the Parent and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Obligations” means the payment of all Obligations now or hereafter existing under the Loan Documents, Letters of Credit, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (as such Secured Documents may be amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise. Notwithstanding anything herein to the contrary, (a) Secured Obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured only to the extent that, and for so long as, the other Secured Obligations are secured hereunder and (b) the Secured Obligations with respect to any Grantor (as defined in the U.S. Security Agreement or Israel Security Documents, as applicable) or Chargor (as defined in the UK Security Documents) shall not include Excluded Swap Obligations of such Grantor.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including for the avoidance of doubt, the L/C Issuers), the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SEMS” the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Similar Business” means any business engaged or proposed to be engaged in by the Parent and its Subsidiaries on the Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of, the businesses in which the Parent and its Subsidiaries are engaged following the Acquisition on the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the “fair value” (to be calculated as the amount at which the assets (both tangible and intangible), in their entirety, of such Person and its Subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act) of the assets of such Person and its Subsidiaries, taken as a whole, exceeds the total amount of “liabilities” of such Person and its Subsidiaries, taken as a whole, on such date of determination, determined in accordance with IFRS, consistently applied, (b) the “present fair salable value” (defined as the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Person and its Subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated) of the assets of such Person and its Subsidiaries, taken as a whole, exceeds their liabilities, (c) such Person and its Subsidiaries, taken as whole, “do not have unreasonably small capital” (defined as sufficient capital to reasonably ensure that such Person and its Subsidiaries, taken as a whole, will continue to be a going concern for the period from the date of determination through the Maturity Date, based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Person and its Subsidiaries as reflected in such Person’s projected financial statements and in light of its anticipated credit capacity), and (d) such Person and its Subsidiaries, taken as a whole, “will be able to pay their liabilities as they mature” (defined as such Person and its Subsidiaries, taken as a whole, will have sufficient assets and cash flow to pay their “liabilities” as those liabilities mature or (in the case of contingent “liabilities”) otherwise become payable, in light of the business conducted or anticipated to be conducted by such Person and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Parent or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Parent or implementation of any initiative not in the ordinary course of business.

“Stated Maturity” means with respect to any Indebtedness, the date specified in the documentation governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) for purposes of Section 6.01 only, any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with IFRS.

“Subsidiary Guarantor” means, collectively, all Guarantors other than the Parent.

“Subsidiary Redesignation” has the meaning given to such term in the definition of “Unrestricted Subsidiary”.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Supported QFC” has the meaning specified in Section 9.17.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties, or indexation differentials applicable thereto.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Term SOFR Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment or (ii) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof, and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means a facility in respect of any Term Loan Tranche, as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility (including, for the avoidance of doubt, the Initial Term Loans).

“Term Loan Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, with there being one Tranche on the Closing Date, i.e., Initial Term Loans and the Initial Term Commitments. Additional Term Loan Tranches may be added after the Closing Date, e.g., Specified Refinancing Term Loans, Extended Term Loans and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.

“Term SOFR” means for any Interest Period for a duration of one month, three months or six months (in each case, subject to the availability thereof) for a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment” means the percentage per annum set forth below for the applicable Interest Period:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower).

“Term SOFR Determination Day” has the meaning given to such term in the definition of “Term SOFR.”

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (ii) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, the most recent period of four consecutive fiscal quarters of the Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for the last quarter or fiscal year in such period have been or were required to have been delivered pursuant to Section 6.01(a) (in the case of the fourth fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of each of the first three fiscal quarters of any fiscal year), as applicable, calculated on a Pro Forma Basis.

“Threshold Amount” means $32,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations. With respect to any Revolving Tranche, the Total Revolving Credit Outstandings in respect of such Revolving Tranche means the aggregate Outstanding Amount of all Revolving Credit Loans under such Revolving Tranche and L/C Obligations related to Letters of Credit issued under such Revolving Tranche.

“Tranche” means any Term Loan Tranche or any Revolving Tranche.

“Transaction Agreement Date” has the meaning specified in Section 1.02.

“Transaction Costs” has the meaning given to such term in the definition of “Transactions.”

“Transactions” means collectively, the following transactions consummated or to be consummated in connection therewith:

(a)          the consummation of the Acquisition on or prior to the Closing Date and, if applicable, the other transactions described in the Purchase Agreement or related thereto to be consummated on or prior to the Closing Date;

(b)          the Borrower obtaining the Facilities on the Closing Date; and

(c)          the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”) on the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Debenture” means the English law governed debenture dated September 12, 2022 between, among others, Holdings, the Parent, Amobee, Inc. and the Collateral Agent.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means the UK Debenture and the UK Security Trust Deed.

“UK Security Trust Deed” means the English law governed security trust deed dated September 12, 2022 and made by the Collateral Agent.

“UK Subsidiary Guarantor” means each Subsidiary Guarantor incorporated in England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Parent on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Parent or made available to the Administrative Agent by any such Lender, and (b) with respect to any L/C Issuer, the aggregate amount, if any, of L/C Borrowings in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(d).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Parent) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any of its Restricted Subsidiaries (after giving effect to such designation); provided, further, however, that (i) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and (ii) at no time shall the Parent, any Guarantor or any of their Restricted Subsidiaries transfer or contribute intellectual property that is material to the business of the Parent and its Subsidiaries (taken as a whole) to, or designate any Restricted Subsidiary that owns such intellectual property as, an Unrestricted Subsidiary; provided, further, however, that either:

(a)           the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)          if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.05.

Notwithstanding the foregoing, (a) neither Holdings nor the Borrower may be an Unrestricted Subsidiary at any time, (b) as of the Closing Date there are no Unrestricted Subsidiaries and (c) at no time may any Unrestricted Subsidiary (or group of Unrestricted Subsidiaries, taken as a whole) own intellectual property that is material to the business of the Parent and its Subsidiaries (taken as a whole).

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a “Subsidiary Redesignation”); provided, however, that immediately after giving effect to such designation no Event of Default shall have occurred and be continuing. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Parent giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trade in United States government securities.

“U.S. Intellectual Property Security Agreement” means any intellectual property security agreement substantially in the form of Exhibit B to the U.S. Security Agreement, dated the date of this Agreement, together with each other intellectual property security agreement or U.S. Intellectual Property Security Agreement Supplement executed and delivered pursuant to Sections 6.12, 6.14 or 6.16.

“U.S. Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any U.S. Intellectual Property Security Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means, collectively, the U.S. Security Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit F, together with each other security agreement and security agreement supplement executed and delivered pursuant to Sections 6.12, 6.14 or 6.16.

“U.S. Security Agreement Supplement” has the meaning specified in the U.S. Security Agreement.

“U.S. Special Resolution Regime” has the meaning specified in Section 9.17.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g)(ii)(B)(c).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent and, with respect to U.S. withholding Taxes, any applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which Write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)          References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d)          The term “including” is by way of example and not limitation.

(e)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)          Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)           In measuring compliance with this Agreement with respect to any (x) acquisition, Investment, merger, amalgamation or similar transaction, that has been definitively agreed to, publicly announced or for which (1) there is a binding obligation to consummate and (2) which is pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement, including those in other applicable jurisdictions) and for which no definitive documentation is entered into but certainty of funding is required or (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which an irrevocable notice of repayment (or similar notice), which may be conditional, has been delivered (any such transaction described in the foregoing clauses (x) and (y), a “Limited Condition Transaction”), at the Parent’s option, in each case for purposes of determining:

(1)          whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such transaction is permitted to be incurred in compliance with Section 7.01;

(2)          whether any Lien being incurred in connection with such transaction or to secure any such Indebtedness is permitted to be incurred in accordance with Section 7.02 or the definition of “Permitted Liens”;

(3)          whether any other transaction or action undertaken or proposed to be undertaken to consummate such Limited Condition Transaction complies with the covenants or agreements contained in this Agreement;

(4)          any calculation of the ratios or baskets, including Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA and/or Four Quarter Consolidated EBITDA and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA or Consolidated Total Assets; and

(5)          whether any representation and warranty is correct or any Default or Event of Default exists and is continuing in connection with the foregoing, in each case, at the option of the Parent, the date that the definitive agreement (or other relevant definitive documentation) for, announcement (public or otherwise) of, or irrevocable notice, which may be conditional, with respect to such Limited Condition Transaction (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA” and if such Limited Condition Transaction (and any actions or transactions related or appurtenant thereto) would have been permitted or not prohibited hereunder, each such term or provision shall be deemed to have complied with (or satisfied) for all purposes. For the avoidance of doubt, if the Parent elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any adverse (from the standpoint of the Parent) fluctuation or change in the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA and/or Consolidated Total Assets and/or any currency exchange rate from the Transaction Agreement Date to the consummation of the applicable Limited Condition Transaction, will not be taken into account, (b) for purposes of determining compliance with any provision which requires that no Default or Event of Default (other than determining compliance with the absence of an Event of Default under Sections 8.01(a), (f) or (g) (in which case this Section 1.02 shall not apply)), as applicable, has occurred, is continuing or would result from any Limited Condition Transaction such condition shall be deemed satisfied so long as no Default or Event of Default, as applicable, exists on the Transaction Agreement Date, (c) [reserved] and (d) until the applicable Limited Condition Transaction is consummated or the applicable definitive agreements (or other relevant definitive binding documentation) are terminated (or conditions in any applicable conditional notice can no longer be met) or public announcements with respect thereto are withdrawn or there is a public announcement to the effect that the transaction contemplated by such definitive agreements will no longer be consummated, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (to the extent reasonably necessary to consummate such Limited Condition Transaction) (including the incurrence of Indebtedness and Liens) will be given Pro Forma Effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Limited Condition Transaction) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive binding documentation) are entered into or such public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the date of such agreement or public announcement and before the date of such Limited Condition Transaction.

(j)          Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03          Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, as in effect from time to time.

(b)          If at any time any change in IFRS, or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent and the Parent shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in IFRS, or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until amended as described in this Section 1.03(b), (i) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with IFRS, or the application thereof prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in IFRS, or the application thereof.

(c)          Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.04          Rounding. Any financial ratios required to be maintained by the Parent, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05       References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07         Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08          Currency Equivalents Generally.

(a)          Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the Agent’s Spot Rate of Exchange.

(b)          For purposes of determining the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio and the Consolidated Interest Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the Financial Covenants, at the applicable spot rate as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Consolidated Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and Consolidated First Lien Net Leverage Ratio (other than for the purposes of determining compliance with Section 7.08), at the applicable spot rate as of the date of determination, and will, in the case of Indebtedness and Consolidated Funded Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period, provided that if any Parent or Restricted Subsidiary has entered into any currency Swap Contracts in respect of any borrowings, the currency and amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c)          Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

(d)          The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any comparable or successor rate thereto (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

Section 1.09        Certain Calculations and Tests. Notwithstanding anything to the contrary herein, unless the Parent otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including any Consolidated First Lien Net Leverage Ratio test, any Consolidated Senior Secured Net Leverage Ratio test and/or any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any Consolidated First Lien Net Leverage Ratio test, any Consolidated Senior Secured Net Leverage Ratio test and/or any Consolidated Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence- Based Amounts.

Section 1.10         Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated EBITDA, Four Quarter Consolidated EBITDA and Consolidated Total Assets shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Total Net Leverage Ratio for purposes of (i) the Applicable Margin, (ii) the Applicable Commitment Fee or (iii) determining actual compliance with Section 7.08, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. Notwithstanding anything to the contrary in this Section 1.10 or in any classification under IFRS, of any Person, business, assets or operations in respect of which a definitive agreement for the Disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such Disposition shall have been consummated.

Section 1.11         Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Four Quarter Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.12         Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application relating thereto (or of any other document, agreement or instrument entered into by the applicable L/C Issuer and the Borrower and relating to such Letter of Credit), provides for one or more automatic increases prior to the expiration thereof in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.13          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.14          Benchmark Replacement Setting.

(a)           Benchmark Replacement.

(i)          Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 1.14(a) will occur prior to the applicable Benchmark Transition Start Date.

(ii)          No Lender Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 1.14).

(b)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.14(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.14.

(d)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative or non-compliant tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of Term SOFR Loans of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 1.15         Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 1.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, the administration of, submission of, calculation of, performance of or any other matter related to any interest rate used in this Agreement (including, without limitation, the Base Rate, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce or have the same value or economic equivalence of, the existing interest rate (or any component thereof) being replaced or have the same volume or liquidity as did any existing interest rate (or any component thereof) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.16         Israeli Interpretation. In relation to any person, any reference to insolvency, bankruptcy, liquidation, receivership, administration, reorganization, dissolution, winding-up, relief of debtors, or similar proceedings hereunder shall also include proceedings under the laws of the jurisdiction in which a company or corporation is incorporated or any jurisdiction in which a company or corporation carries on business, including the seeking of or decision or order relating to: (i) liquidation, winding-up, dissolution, administration or an arrangement (“Hesder”), as such term is defined under the Israeli Companies Law; (ii) the appointment of a receiver or trustee or other authorized functionary (“Baal Tafkid”), as such term is defined under the Israeli Insolvency Law; (iii) adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings (“Tzav le-Ptichat Halichim”), an order for financial rehabilitation (“Hafala Leshem Shikum Calcali”), protected negotiation (“Masah Umatan Mugan”) or an order for liquidation (“Tzav Piruk”); (iv) a debt arrangement (“Hesder Chov”); or (v) the recognition of a foreign proceeding with respect to an insolvency of a company (“Hakara be Halich Zar”), as such terms are defined under the Israeli Insolvency Law.

ARTICLE II.
The Commitments and Credit Extensions

Section 2.01          The Loans.

(a)          The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term Loans”) to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment. The Initial Term Borrowing shall consist of Initial Term Loans made on the Closing Date by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term SOFR Loans as further provided herein.

(b)          The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time on and after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment; provided, further, that, on the Closing Date, Revolving Credit Loans will only be available in the amounts and for the purposes set forth in Section 5.07. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

Section 2.02          Borrowings, Conversions and Continuations of Loans.

(a)          Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans, shall be made upon irrevocable notice by the Borrower to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 11:00 a.m. (New York City time) three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term SOFR Loans (or in the case of any such Borrowing to be made on the Closing Date, two (2) Business Days prior to the Closing Date or such shorter period as may be agreed by the Administrative Agent), (ii) 11:00 a.m. (New York City time) on the requested date of any Term Borrowing of Base Rate Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (iii) 11:00 a.m. (New York City time) on the requested date of any Revolving Credit Borrowing of Base Rate Loans or of any conversion of Term SOFR Loans to Base Rate Loan. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be (i) in a principal amount of $3,000,000, or (ii) a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans shall be (i) in a principal amount of $1,000,000, or (ii) a whole multiple of $500,000 in excess thereof.

(b)          Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If, with respect to any Term SOFR Loans, the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans, or Revolving Credit Loans shall be made as, or converted to, Term SOFR Loans with an Interest Period of one (1) month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c)          Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Term Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Term SOFR Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term SOFR Loans with an Interest Period of one month as described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(d)          Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pay the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Term SOFR Loans.

(e)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of the Term SOFR Reference Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(f)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of the same Type, there shall not be more than seven (7) Interest Periods in effect.

(g)          The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

Section 2.03          Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Parent or any Restricted Subsidiary (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of the Parent or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders under each Revolving Tranche severally agree to participate in Letters of Credit issued under such Revolving Tranche for the account of the Parent or any Restricted Subsidiary; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (w) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (x) the Total Revolving Credit Outstandings in respect of any Revolving Tranche would exceed such Revolving Tranche, (y) the aggregate Outstanding Amount of the Revolving Credit Loans under any Revolving Tranche of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations related to Letters of Credit issued under such Revolving Tranche, would exceed such Lender’s Revolving Credit Commitment under such Revolving Tranche or (z) the aggregate Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided further that (x) no L/C Issuer identified on Schedule 1.01(c) shall have any obligation to make an L/C Credit Extension if, after giving effect thereto, the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount set forth opposite such L/C Issuer’s name on Schedule 1.01(c) (it being understood that any L/C Issuer may agree, in its sole discretion, to issue Letters of Credit in excess of such amount so long as the aggregate Outstanding Amount of the L/C Obligations does not exceed the Letter of Credit Sublimit as of the date of the applicable L/C Credit Extension) and (y) HSBC shall have no obligation to issue Letters of Credit hereunder after the Closing Date and shall have no obligation to amend, supplement, extend or otherwise modify the Existing HSBC Letter of Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Letters of Credit shall be denominated in Dollars.

(ii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clause (B) and (C), no L/C Issuer shall issue any Letter of Credit) if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B)          subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the applicable L/C Issuer, in its sole discretion, have approved such expiry date;

(C)          the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders under the applicable Revolving Tranche and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16 at least five (5) Business Days prior to the Letter of Credit Expiration Date;

(D)          the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E)          such Letter of Credit is in an initial stated amount of less than $5,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;

(F)          [Reserved]; or

(G)        any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.16 with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.

(iii)          No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)          The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such the L/C Issuer’s gross negligence, bad faith or willful misconduct or material breach of any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment,

(c)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit (other than the Existing HSBC Letter of Credit) shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C issuer, accompanied by an English translation certified by the Borrower to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the applicable L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate or other documents to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be the Parent or a Restricted Subsidiary); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii)          Promptly following delivery of any Letter of Credit Application to the applicable L/C Issuer, the Borrower will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the Borrower will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit under a Revolving Tranche, each Revolving Credit Lender under such Revolving Tranche shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of such Revolving Tranche multiplied by the amount of such Letter of Credit.

(iii)          If the Borrower on behalf of the applicable Parent or Restricted Subsidiary so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions for successive periods of up to twelve (12) months (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Revolving Tranche shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless such Letter of Credit has been Cash Collateralized by the applicant requesting such extension in accordance with Section 2.16 prior to the Letter of Credit Expiration Date); provided, however, that such L/C Issuer shall not permit any such extension if such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise).

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower, the applicable Parent or Restricted Subsidiary and the Administrative Agent a non-negotiable copy of such Letter of Credit or amendment and (B) the Administrative Agent in turn will notify each Revolving Credit Lender under the applicable Revolving Tranche of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(v)          Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not the Borrower hereunder, as well as regarding any beneficiaries of a requested Letter of Credit.

(d)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Each L/C Issuer shall notify the Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the Borrower shall have received notice of such payment, with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 3:00 p.m. (New York City time) on the applicable Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Credit Loans that are maintained as Base Rate Loans. If the Borrower fails to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender under the applicable Revolving Tranche of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans under such Revolving Tranche to be disbursed on such date in an amount equal to the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under such Revolving Tranche and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) under the applicable Revolving Tranche shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to, and in the same currency as, its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Revolving Credit Lender under such Revolving Tranche that so makes funds available shall be deemed to have made a Revolving Credit Loan in the form of a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Revolving Credit Loans. In such event, each applicable Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender under the applicable Revolving Tranche funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)          Each applicable Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any applicable Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.

(e)           Repayment of Participations.

(i)          If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each applicable Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)          Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that the Parent or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor- in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)          any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of the Borrower or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)          Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender under any Revolving Tranche for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders under such Revolving Tranche or the Majority Lenders under such Revolving Tranche, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may, in its sole discretion, either accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)          Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under any Revolving Tranche in accordance with its applicable Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit issued under such Revolving Tranche in an amount equal to the Applicable Margin then in effect for SOFR Loans with respect to the Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases automatically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders under the applicable Revolving Tranche in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day following the last day of each fiscal quarter, in respect of the quarterly period then ending (or portion thereof, as applicable), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(i)           Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first calendar day following the last day of the calendar quarter beginning with the last day of the first full calendar quarter after the Closing Date in respect of the quarterly period then ending (or portion thereof, as applicable), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j)           Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)          Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent on demand a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days.

(l)           Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Revolving Credit Loans under the non-terminating Tranches, the Borrower agrees to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only with respect to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(m)          Existing HSBC Letter of Credit. The Existing HSBC Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and the other Loan Documents and shall be deemed issued hereunder on the Closing Date by HSBC. The Existing HSBC Letter of Credit shall be deemed to have been issued for the account of the Borrower.

Section 2.04          [Reserved].

Section 2.05          Prepayments.

(a)           Optional.

(i)          The Borrower may, upon notice by the Borrower substantially in the form of Exhibit J to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) one Business Day prior to any date of prepayment of Base Rate Loans (or, in each case, such shorter period as the Administrative Agent shall agree); (2) any prepayment of Term SOFR Loans shall be (x) in a principal amount of $3,000,000, or (y) a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be (x) in a principal amount of $1,000,000, or (y) a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Term SOFR Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Term SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, subject to clause (ii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.06. Subject to Section 2.17, each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.05(a) shall be applied to the Term Loan Tranche or Term Loan Tranches designated on such notice on a pro rata basis within such Term Loan Tranche.

(ii)          Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non- occurrence of any event specified therein (including the effectiveness of other credit facilities, the incurrence of other debt or equity, or other relevant transaction), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)          Mandatory.

(i)           [Reserved].

(ii)          If any Relevant Transaction occurs, then, except to the extent the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrower shall prepay, subject to Section 2.05(b)(viii), an aggregate principal amount of Term Loans in an amount equal to 100% (as may be adjusted pursuant to the second proviso below) of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or within 15 Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received) by the Parent or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any Pari Passu Indebtedness to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness; provided that only the amount of Net Cash Proceeds of Relevant Transactions in excess of the greater of (x) $13,500,000 and (y) 10.0% of Four Quarter Consolidated EBITDA at any time of determination on a Pro Forma Basis in any fiscal year shall be subject to prepayment pursuant to this Section 2.05(b)(ii).

(iii)          Upon the incurrence or issuance by the Parent or any Restricted Subsidiary of any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrower shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent or such Restricted Subsidiary.

(iv)         [Reserved].

(v)          If for any reason the sum of the Total Revolving Credit Outstandings in respect of any Revolving Tranche or the sum of outstanding Specified Refinancing Revolving Loans at any time exceeds such aggregate Revolving Credit Commitments or the commitments to make Specified Refinancing Revolving Loans (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.06), the Borrower shall immediately prepay the Loans thereunder and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Loans thereunder the sum of the Total Revolving Credit Outstandings in respect of such Revolving Tranche or the outstanding Specified Refinancing Revolving Loans, as the case may be, exceed the aggregate Revolving Credit Commitments under such Revolving Tranche or the commitments to make Specified Refinancing Revolving Loans, as the case may be, then in effect.

(vi)          Subject to Section 2.17, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Term Loan Tranche on a pro rata basis (other than a prepayment of Term Loans or Revolving Credit Loans as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto). Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Term SOFR Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Term SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.

(vii)          All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.06. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (it being agreed, for clarity, that interest shall continue to accrue on the Loans so prepaid until the amount so deposited is actually applied to prepay such Loans). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii)          Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii) is prohibited, restricted or delayed by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer) (any such event, a “Regulatory Payment Block”), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary and the Borrower shall not be required to monitor any such Regulatory Payment Block and/or reserve cash for future repatriation after the Borrower has notified the Administrative Agent of the existence of such Regulatory Payment Block.

(ix)          Notwithstanding any other provisions of this Section 2.05, to the extent that the Borrower has determined in good faith that the repatriation or distribution of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii) would have a material adverse tax consequence on the Parent or any Subsidiary of the foregoing (taking into account any foreign tax credit or other tax benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds so affected shall not be required to be prepaid pursuant to this Section 2.05(b).

(c)          Term Lender Opt-Out. With respect to any mandatory prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches pursuant to Section 2.05(b)(ii), any Appropriate Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment, other than in connection with any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(ii) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).

(d)          All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in Dollars.

Section 2.06          Termination or Reduction of Commitments.

(a)          Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Revolving Credit Outstandings with respect to such Tranche would exceed the Revolving Credit Commitments under such Tranche, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. For the avoidance of doubt, (i) upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.01(c) and Section 9.11.

(b)          Mandatory.

(i)          The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date.

(ii)          Upon the incurrence by the Parent or any Restricted Subsidiary of any Specified Refinancing Revolving Credit Commitments, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of such Specified Refinancing Revolving Credit Commitments.

(iii)          If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(iv)          The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.

(c)          Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitments under any Revolving Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07          Repayment of Loans.

(a)          Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided, however, that
(i) if the date scheduled for any principal repayment is not a Business Day, such principal repayment shall be repaid on the immediately preceding Business Day, and (ii) the final principal repayment of the Initial Term Loans shall be on the Maturity Date for the Initial Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b)          Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.

(c)          All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08          Interest.

(a)          Subject to the provisions of the following sentence, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Term SOFR for such Interest Period plus (B) the Applicable Margin for Term SOFR Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Margin for Base Rate Loans under such Facility. The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b)          Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)           Interest on each Loan shall be payable in Dollars.

(d)          All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

(e)          Conforming Changes. In connection with the use or administration of SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of SOFR or Term SOFR, as applicable.

Section 2.09          Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a)          Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Tranche of the Revolving Credit Facility, a commitment fee in Dollars equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans outstanding and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Tranche, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January commencing with the first Business Day immediately after the end of the first full fiscal quarter to end following the Closing Date, and on the Maturity Date for the Revolving Tranche.

(b)          Other Fees. The Borrower shall pay to the Lenders, the Lead Arranger and the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10          Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.

(a)          All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

(b)          If, as a result of any restatement of or other adjustment to the financial statements of Holdings or the Parent or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest and/or fees for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause shall not limit the rights of the Administrative Agent or any Lender, or the applicable L/C Issuer, as the case may be, under Section 2.03(d)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. Except in any case where a demand is excused as provided above, any additional interest and fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest and fees as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

Section 2.11          Evidence of Indebtedness.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulations Section 5f.103-1(c) and proposed United States Treasury Regulations Section 1.163-5(b)(1), as a non- fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12          Payments Generally; Administrative Agent’s Clawback.

(a)        General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)          (i)         Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Term Borrowing or Revolving Credit Borrowing of Base Rate Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii)          Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)          Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)          Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g)          Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13          Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations described in Section 10.07, (C) any Specified Refinancing Debt in accordance with Section 2.18, (D) any loan modification offer described in Section 10.01, or (E) any applicable circumstances contemplated by Sections 2.05(b), 2.17 or 3.08.

Section 2.14          [Reserved].

Section 2.15          [Reserved].

Section 2.16          Cash Collateral.

(a)          Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, promptly deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b)         All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent or the Collateral Agent (or other financial institution selected by any of them). The Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.06, 2.17, 8.02 or 8.04 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d)          Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default under Sections 8.01(a), (f) or (g) (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.04) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17          Defaulting Lenders.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)          During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; provided that (i) each such reallocation shall be given effect unless an Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of that Revolving Credit Lender.

(b)          If the Borrower, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, subject to Section 10.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the Borrower shall have the right in its sole discretion to terminate any Revolving Credit Commitments of such Defaulting Lender on a non pro rata basis.

Section 2.18          Specified Refinancing Debt.

(a)          The Borrower may, from time to time after the Closing Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person that is not an Affiliate of the Borrower selected and appointed by the Borrower, after consultation with the Administrative Agent, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”), to refinance (including by extending the maturity thereof) (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement and (ii) all or any portion of any Revolving Tranches then in effect under this Agreement; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as borrower or guarantors with respect to such obligations may be interchanged); (iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case, to the extent documented in a separate agreement than this agreement, pursuant to an applicable Intercreditor Agreement) but if unsecured or secured on a “junior” basis to the Liens securing the Obligations, such Specified Refinancing Debt shall be documented in a separate agreement than this Agreement; (iv) will have such pricing, interest rate margins, rate floors, discounts, fees, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Tranche being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the then remaining Weighted Average Life to Maturity of, the Term Loans being refinanced; provided, that with respect to the foregoing clause (y), (1) Extendable Bridge Loans may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Extendable Bridge Loans, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, and (2) any such term loan facilities that are unsecured or are secured on a “junior” basis to the Liens securing the Obligations shall have a maturity that is not prior to the date that is 91 days after the Latest Maturity Date of all then outstanding Term Loans; (vi) any Specified Refinancing Term Loans shall share ratably or less than ratably in any prepayments of Term Loans pursuant to Section 2.05; (vii) [reserved]; (viii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums and optional prepayment and redemption terms) that are substantially identical to, or no more favorable, when taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Facilities and Loans being refinanced (as reasonably determined by the Borrower in good faith, which determination shall be conclusive evidence that such terms and conditions satisfy such requirement), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Section 2.05(b)(iii) or Section 2.06(b)(ii), as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Subject to the consent of the Administrative Agent and each L/C Issuer in the case of Specified Refinancing Revolving Credit Commitments (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower may invite any Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt (which to the extent not then a Lender, shall become a Lender pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent).

(b)          The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and to the extent reasonably requested by the Specified Refinancing Agent, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrower and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Sections 6.12, 6.14 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Specified Refinancing Agent). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c)          Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments;

(d)          The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Borrower, to effect the provisions of or consistent with this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.19          [Reserved].

Section 2.20          Extension of Term Loans and Revolving Credit Commitment.

(a)          The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Revolving Credit Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans”, and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.20; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans or Revolving Credit Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans or on the aggregate Revolving Credit Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (w) all or any of the final maturity dates of such Extended Tranches shall be delayed or otherwise extended to later dates than the final maturity dates of the Specified Existing Tranche, (x) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), (y) in the case of an Extended Term Tranche, (i) so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment and (ii) such Extended Tranche shall not be subject to any financial covenant prior to the Latest Maturity Date of the Existing Term Tranche being extended other than the financial covenants set forth herein unless any such additional financial covenants are added for the benefit of the applicable Existing Term Tranche or “default stoppers” or “most favored nation” pricing protection not included in the Existing Term Tranche being extended after giving effect to the Extension Amendment and (z) in the case of an Extended Revolving Tranche, such Extended Tranche shall not be subject to any financial covenant prior to the Latest Maturity Date of the Existing Revolving Tranche being extended other than the financial covenants set forth herein unless any such additional financial covenants are added for the benefit of the applicable Existing Revolving Tranche or “default stoppers” not included in the Existing Revolving Tranche being extended after giving effect to the Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans or Revolving Credit Commitments, as applicable, set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)         The Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.20 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding, lender revocation and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request.

(c)           Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.20(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.20(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.20(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders; provided that with respect to any extension of the Revolving Credit Commitments that results in an extension of an L/C Issuer’s obligations with respect to Letters of Credit, the consent of such L/C Issuer shall be required. Subject to the requirements of this Section 2.20 and without limiting the generality or applicability of Section 10.01 to any Section 2.20 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.20 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.20 Additional Amendments do not become effective prior to the time that such Section 2.20 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.20 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata or otherwise more favorable basis. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.20; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.20 Additional Amendment. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Extended Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Extended Loans, in each case on terms consistent with and/or to effect the provisions of this Section 2.20.

(d)          Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)          If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.20, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f)          Following any Extension Date, with the written consent of the Borrower, any Non- Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)          With respect to all Extensions consummated by the Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05(a) and (b) and Section 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20.

ARTICLE III.
Taxes, Increased Costs Protection and Illegality

Section 3.01          Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings for Indemnified Taxes have been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Any payment by or on account of any obligation of any Loan Party under any Loan Document shall be exclusive of value added Tax chargeable thereon, and any and all such value added Tax shall be borne and paid by such Loan Party.

(c)          The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)         Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of- pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)          Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) or Section 3.05 with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01 or Section 3.05, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of any Loan Party or the rights of such Lender pursuant to Sections 3.01(a) and (c) and Section 3.05. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).

(g)          (i)      Any Recipient that is legally entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, would materially prejudice the legal or commercial position of such Lender or if such Lender cannot obtain, in a reasonable manner (as determined in the sole discretion of such Lender), any information requested by the Borrower.

(ii)      Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) copies of executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(a)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(b)         copies of executed IRS Form W-8ECI (or any successor form);

(c)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(d)         to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower or the Administrative Agent, on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) copies of executed forms prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made;

(D)          if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Recipient has complied with such Recipient obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)          the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) either copies of executed (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in either case, under applicable Law in effect on the Closing Date, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Recipient hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Recipient to the Administrative Agent pursuant to Section 3.01(g).

(h)          The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements).

(i)            For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer, and the term “applicable law” includes FATCA.

Section 3.02          [Reserved].

Section 3.03          Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate Loan applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.04          Inability to Determine Rates.

If any Lender reasonably determines that (i) for any reason adequate and reasonable means do not exist for determining Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan, or (ii) Adjusted Term SOFR applicable for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, then it will promptly so notify Borrower. Thereafter, the obligation of such Lender to make, maintain or convert Loans into Term SOFR Loans hereunder shall be suspended until such Lender revokes such notice in writing and each Term SOFR Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into a Base Rate Loan. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower does not revoke such notice, such Lender shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Term SOFR Loans.

Section 3.05          Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.

(a)          If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Term SOFR Reference Rate or (as the case may be) issuing or participating in Letters of Credit, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01 and (ii) Excluded Taxes), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)          If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Term SOFR Reference Rate funds or deposits, additional interest on the unpaid principal amount of each Term SOFR Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term SOFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such written notice.

(d)          For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.06         Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower;

(c)          any failure by the Borrower to make payment of any Loan or any payment of any Loan (or interest due thereon) in a different currency from such Loan; or

(d)          any mandatory assignment of such Lender’s Term SOFR Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07          Matters Applicable to All Requests for Compensation.

(a)          A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)          If any Lender requests compensation under Section 3.05, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or the L/C Issuer, as applicable, will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02 or 3.04, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.05.

(c)          If any Lender requests compensation by the Borrower under Section 3.05, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term SOFR Loans, or to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d)         If the obligation of any Lender to make or continue from one Interest Period to another any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.07(c) hereof, such Lender’s Term SOFR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i)          to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(e)          If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s Term SOFR Loans pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.08          Replacement of Lenders under Certain Circumstances.

(a)          If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 as a result of any condition described in such Sections or any Lender ceases to make Term SOFR Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower may, on three Business Days’ prior written notice from the Borrower to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to Lenders for consent), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer or prepay the Loans, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and Cash Collateralize any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) deliver any Notes evidencing such Loans to the Borrower (for return to the Borrower) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.

(b)          Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letters of Credit outstanding hereunder unless such Letters of Credit have been Cash Collateralized or such other arrangements that are satisfactory to such L/C Issuer have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c)          In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18.

(d)          Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV.
Conditions Precedent to Credit Extensions

Section 4.01         Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent, except as otherwise agreed between the Borrower, the Lead Arranger and the Administrative Agent:

(a)          The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Parent and its Subsidiaries, giving effect to the Transactions):

(i)           executed counterparts of (A) this Agreement from Holdings, the Parent and the Borrower, (B) the Guaranty from the Parent, Holdings and each Subsidiary Guarantor and (C) the Intercompany Subordination Agreement from the Parent and each Restricted Subsidiary;

(ii)          the U.S. Security Agreement, duly executed by each Loan Party, together with (subject to the last paragraph of this Section 4.01):

(1)          subject to Section 6.16, certificates, if any, representing the Pledged Interests in the Borrower and, to the extent received by the Borrower after the Borrower’s use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense, in each wholly owned Domestic Subsidiary of the Parent other than Immaterial Subsidiaries, accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable),

(2)          copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of the Parent and each Subsidiary Guarantor created under the U.S. Security Agreement, covering the Collateral described in the U.S. Security Agreement, and

(3)          evidence that all other actions, recordings and filings of or with respect to the U.S. Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements);

(iii)          the Israel Security Documents, duly executed by each party thereto, together with:

(1)          a Notice of Charge (Form 10) duly executed by Parent, in relation to each of the (A) Israel Security Documents; (B) the UK Debenture; and (C) any other Collateral Document entered into by Parent;

(2)          an up to date extract from a search against Parent at the Israeli Companies Registrar, evidencing that (A) it is not registered by the Israeli Companies Registrar as a “company in breach” (“hevrah meferah”) and (B) there is no outstanding Lien over its assets other than as permitted under this Agreement;

(iv)          the UK Debenture, duly executed by Holdings, the Parent, Amobee, Inc. and each UK Subsidiary Guarantor party thereto, together with:

(1)          all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant Chargor (as defined in the UK Debenture) in blank in relation to the assets subject or expressed to be subject to the security created or expressed to be created pursuant to the UK Debenture and other documents of title to be provided under the UK Debenture; and

(2)          copies of all documents and notices required to be sent under the UK Debenture executed by the relevant Chargor (as defined in the UK Debenture);

(v)           the UK Security Trust Deed, duly executed by the Collateral Agent;

(vi)        a copy of a certificate signed by an authorized signatory of the Parent (A) attaching a copy of its Organization Documents; (B) attaching its directors registry; (C) attaching a copy of a resolution of its board of directors approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party; authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, to the extent applicable, to the extent applicable, under sections 255, 270-272 and Section 277 thereof) and its Organization Documents, have been duly obtained for the transactions contemplated by each Loan Document to which it is a party; (D) attaching a specimen of the signature of the person(s) authorized by the resolution referred to in (C) above; (E) containing a confirmation that securing or guaranteeing would not cause any securing, guaranteeing or similar limit binding on it to be exceeded; and (F) certifying that each copy document relating to it specified in this Section 4.01 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(vii)          a Note executed by the Borrower in favor of each Lender (if any) requesting a Note reasonably in advance of the Closing Date;

(viii)        a Committed Loan Notice relating to the initial Credit Extension(s);

(ix)          a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of the Parent (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit G;

(x)          such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that each Loan Party is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing;

(xi)          a copy of the constitutional documents of Holdings and each UK Subsidiary Guarantor;

(xii)         a copy of a resolution of the board of directors of Holdings and each UK Subsidiary Guarantor:

(1)          approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(2)          authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(3)          authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and

(xiii)         a specimen of the signature of each person authorized by the resolution referred to in Section 4.01(a)(xii) in relation to the Loan Documents and related documents;

(xiv)          a copy of a resolution signed by all the holders of the issued shares in Holdings and each UK Subsidiary Guarantor, approving the terms of, and the transactions contemplated by, the Loan Documents to which Holdings or the UK Subsidiary Guarantor is party (as applicable);

(xv)          a certificate of Holdings and each UK Subsidiary Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guarantee, security or similar limit binding on Holdings or the relevant UK Subsidiary Guarantor (as applicable) to be exceeded;

(xvi)         a certificate of an authorized signatory of Holdings and each UK Subsidiary Guarantor certifying that each copy document relating to it specified in Section 4.01(a)(xi) to Section 4.01(a)(xiv) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement;

(xvii)         in respect of each company incorporated in the United Kingdom whose shares are the subject of the security created or expressed to be created pursuant to the UK Debenture (a “Charged Company”), either:

(1)          a certificate of an authorized signatory of Holdings certifying that (A) each of Holdings and its Restricted Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and (B) no “warning notice” or “restriction notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is Holdings or one of its Restricted Subsidiaries, is certified by an authorized signatory of Holdings to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement;

(2)          a certificate of an authorized signatory of Holdings certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006;

(xviii)      an opinion of (a) Pillsbury Winthrop Shaw Pittman LLP, New York and California counsel for the Loan Parties, (b) Naschitz Brandes Amir, Israeli counsel for the Loan Parties and (c) White & Case LLP, English counsel for the Lenders, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

(xix)          a certificate of a Responsible Officer of the Parent certifying that the conditions set forth in Section 4.01(c) and 4.01(f) have been satisfied.

(b)          The Administrative Agent shall have received a pro forma combined balance sheet and related pro forma combined statement of income of the Parent and its consolidated Subsidiaries as of and for the twelve-month period ending June 30, 2022, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case solely to the extent delivered to the Borrower pursuant to the terms of the Purchase Agreement (after use of commercially reasonable efforts) and which need not be prepared in compliance with Regulation S-X, or include adjustments for purchase accounting.

(c)          The Acquisition shall have been consummated or, substantially simultaneously with the funding of the initial Borrowing hereunder, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Lenders or the Lead Arranger without the prior consent of the Lead Arranger (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)          The Parent and the Subsidiary Guarantors shall have provided, to the extent requested at least ten Business Days prior to the Closing Date (i) the documentation and other information reasonably requested in writing by the Lead Arranger as it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money- laundering rules and regulations, including the PATRIOT Act and (ii) if the Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification of the Parent to the Administrative Agent, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise reasonably agree).

(e)          All fees required to be paid on the Closing Date pursuant to the Fee Letter and the Engagement Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to any other written agreement with the Lead Arranger, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial Borrowing hereunder, have been paid (which amounts may be offset against the proceeds of the Initial Term Loans).

(f)           (i) The representations and warranties of the Parent and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date and (ii) no Default or Event of Default shall exist and is continuing, or would result from the initial Borrowing or from the application of the proceeds therefrom on the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, by its execution hereof, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02          Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) is subject to satisfaction or due waiver of the following conditions precedent:

(a)          The representations and warranties of the Parent and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects to the extent any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects to the extent any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b)          No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)          The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V.
Representations and Warranties

Each of the Parent and the Restricted Subsidiaries represent and warrant, on the Closing Date, in each case after giving effect to the Transactions, and on every other date thereafter on which a Credit Extension is made to the Administrative Agent, the Collateral Agent and the Lenders that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject, in the case of clause (c), to the Legal Reservations and Section 5.03) (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Parent), (b)(i), (b)(ii) (other than with respect to the Parent), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (e) if it is incorporated in Israel, it has not been declared, nor is there an outstanding documented warning that it may be declared, a “breaching company” (“hevrah meferah”) by the Israeli Companies Registrar, as such term is defined in the Israeli Companies Law.

Section 5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) result in the creation or imposition of any Lien on any asset of the Parent or any of its Restricted Subsidiaries (other than Liens permitted by Section 7.02), (c) violate any Law or (d) contravene the terms of any material contract of the Parent and its Restricted Subsidiaries, in each case except to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03          Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person including the Israel Innovation Authority, is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or the enforcement or realization of any such Lien or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and/or the United States Copyright Office (if there are any United States patents, registered trademarks, registered copyrights, or applications for any of the foregoing), applicable filings in any foreign jurisdiction and Mortgages (if any), (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04          Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party (subject, in each case, to the Legal Reservations and Section 5.03) that is party thereto. Subject to the Legal Reservations, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each respective Loan Party that is a party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05          Financial Statements; No Material Adverse Effect.

(a)          The audited consolidated financial statements of the Parent and its Subsidiaries most recently delivered pursuant to Section 6.01(a) fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)          The unaudited consolidated financial statements of the and its Subsidiaries most recently delivered pursuant to Section 6.01(b) (i) were prepared in accordance with IFRS, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c)          Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)          The consolidated forecasted statements of financial position and statements of operation and other comprehensive income of the Parent and its Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.

Section 5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Parent or any Restricted Subsidiary, or against any of their properties or revenues (a) that seek to enjoin, or call into question, the transactions contemplated by the Loan Documents, taken as a whole, that would reasonably be expected to be adversely determined or (b) that would reasonably be expected to have a Material Adverse Effect.

Section 5.07         Use of Proceeds. The Borrower (a) will only use the proceeds of the Initial Term Loans as described in the Preliminary Statements of this Agreement; (b) will only use any Letters of Credit issued on the Closing Date in replacement of, or as a backstop for, to the extent necessary, letters of credit of the Loan Parties outstanding on the Closing Date; and (c) will use the Letters of Credit issued and the proceeds of Revolving Credit Loans to finance the working capital needs of the Parent and its Restricted Subsidiaries and for general corporate purposes of the Parent and its Restricted Subsidiaries (including acquisitions and other Investments permitted hereunder) and for any other purpose not prohibited hereunder; provided that on the Closing Date no more than $20,000,000 of Revolving Credit Loans may be incurred to finance the Transactions and to pay Transaction Costs.

Section 5.08          Ownership of Property; Liens.

(a)          Each Loan Party and each of the Restricted Subsidiaries has good and valid fee simple or other comparable valid title to, easement or leasehold or subleasehold, as applicable, interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.02, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any Material Real Property or any real property necessary for the ordinary conduct of the applicable Loan Party’s business, taken as a whole.

(b)          Set forth on Schedule 5.08(b) hereto is a complete and accurate list, in all material respects, of all Material Real Property owned by any Loan Party as of the Closing Date, showing as of the Closing Date, the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Closing Date, no Loan Party owns any Material Real Property except as listed on Schedule 5.08(b).

Section 5.09          Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Parent and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and, to the knowledge of the Parent, none of the Parent or any of the Restricted Subsidiaries are subject to any Environmental Liability.

(b)          (i) None of the properties currently or formerly owned, leased or operated by the Parent or any Restricted Subsidiary is listed or, to the knowledge of the Parent, proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list and (ii) Hazardous Materials have not been Released and, to the knowledge of the Parent, there exists no threat of Release of Hazardous Materials, on any property currently or, to the knowledge of the Parent, formerly owned, leased or operated by the Parent or any of the Restricted Subsidiaries, except for such Releases or threats of Releases that were in compliance with, or would not reasonably be expected to give rise to liability of the Parent or any Restricted Subsidiary under, Environmental Laws.

(c)          None of the Parent or any of the Restricted Subsidiaries is undertaking or funding, and none has completed or has been required or requested to conduct or fund, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d)          All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Parent, formerly owned, leased or operated by the Parent or any of the Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to the Parent or any of the Restricted Subsidiaries under Environmental Laws.

(e)          None of the Parent or any of the Restricted Subsidiaries have been subject to or received any unresolved written notice of or is subject to any pending claim, action, proceeding or suit alleging that the Parent or any of the Restricted Subsidiaries has violated or is subject to liability under Environmental Laws, which such notice, claim, action, proceeding or suit remains unresolved.

(f)          None of the Parent or any of the Restricted Subsidiaries has received any written notice from a third party alleging that the Parent or any of the Restricted Subsidiaries is liable for remediation of contamination or other environmental response costs at any location where there has been an unauthorized Release of Hazardous Materials.

(g)          The Parent and the Restricted Subsidiaries hold all Environmental Permits necessary for their properties and the conduct of their operations as currently conducted, other than immaterial and routine Environmental Permits that are expected to be obtained in the ordinary course of business that will not delay current construction schedules or operations.

Section 5.10          Taxes. The Parent and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in its or their capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS, or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11          Employee Benefits Plans/Labor.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) no ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (iii) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(b)          Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Parent, threatened, (b) there has been no unfair labor practice complaint pending or, to the knowledge of the Parent, threatened against any Loan Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of the Parent, threatened against any Loan Party, and (c) there is no union representation question existing with respect to the employees of any Loan Party and, to the knowledge of the Parent, no union organizing activities are taking place with respect to the employees of any Loan Party.

Section 5.12          Subsidiaries; Capital Stock. As of the Closing Date, after giving effect to the Transactions, there are no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.02.

Section 5.13          Margin Regulations; Investment Company Act.

(a)          No Loan Party is engaged principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.

(b)          None of the Loan Parties is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14         Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Parent and its Restricted Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projected and pro forma financial information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results may vary from such forecasts and that such variances may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects.

Section 5.15        Compliance with Laws. The Parent and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.16        Intellectual Property; Licenses, Etc. The Parent and each Subsidiary Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess the right to use, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and provided that the foregoing shall not be deemed to constitute a representation that the Parent and the Subsidiary Guarantors do not infringe or violate the IP Rights held by any other Person. Set forth on Schedule 5.16 is a complete and accurate list of (a) all registrations or applications to register in the United States Patent and Trademark Office or the United States Copyright Office patents, trademarks, and copyrights and (b) foreign intellectual property, in each case, owned or, in the case of copyrights, exclusively licensed by the Parent and the Subsidiary Guarantors as of the Closing Date. The conduct of the business of the Parent or the Subsidiary Guarantors as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.17          Solvency. On the Closing Date, after giving effect to the Transactions, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18          Perfection, Etc. Subject to the Legal Reservations, the Perfection Exceptions and Section 5.03, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic bankruptcy, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements are filed in the offices of the Secretary of State (or other applicable office) of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office (or equivalent foreign filing location) and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Collateral Documents shall constitute (to the extent intended to be created thereby and required to be perfected under the Loan Documents) fully perfected Liens so far as possible under relevant law on, and security interests in, all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.19          Sanctions.

(a)          Compliance with Sanctions Laws and Regulations. The Parent and each of its Restricted Subsidiaries is in compliance in all material respects with applicable Sanctions and applicable anti-money laundering laws and regulations. No Borrowing or Letter of Credit or use of proceeds, will violate or result in the violation of any Sanctions.

(b)          No Sanctioned Persons and Use of Proceeds. None of (I) the Parent, the Borrower, or any of their Subsidiaries or, to the knowledge of the Parent and the Borrower, any director, manager, officer, employee, agent, or affiliate of the Parent or any of its Subsidiaries, in each case, (i) is a Sanctioned Person, (ii) engages in any dealings or transactions involving Sanctioned Countries or Sanctioned Persons in violation of Sanctions or (iii) is otherwise a target of Sanctions. The Borrower will not directly or, to the Borrower’s knowledge, indirectly use the proceeds of the Loans, lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person in a manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as administrative agent, arranger, issuing bank, lender, underwriter, advisor, investor or otherwise).

Section 5.20         Anti-Corruption Laws. No part of the proceeds of any Loan will be used for any improper payments, directly or, to the Parent’s or Borrower’s knowledge, indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Parent or the Restricted Subsidiaries (collectively, the “Anti-Corruption Laws”). The Parent, Borrower and their Subsidiaries conduct their businesses in compliance with applicable Anti-Corruption Laws in all material respects.

Section 5.21          U.K. Pensions.

(a)          None of the Parent or its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).

(b)          None of the Parent or its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

ARTICLE VI.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03 and paragraphs (a) to (d) of Section 6.17) cause each Restricted Subsidiary to:

Section 6.01          Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)          (i) within 120 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 2022) a consolidated statement of financial position of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operation and other comprehensive income for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a customary management discussion and analysis and a report and opinion of Somekh Chaikin, a member of KPMG International, or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with IFRS and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) maturity of the Facilities occurring within one year of the time such opinion is delivered, (ii) any potential or actual inability to satisfy a financial maintenance covenant, including the Financial Covenants, on a future date or in a future period or any actual breach of the Financial Covenants at such time or (iii) any change in accounting principles or practices reflecting changes in IFRS, that are required or approved by the Parent’s independent registered public accountants);

(b)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending September 30, 2022), a consolidated statement of financial position of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operation and other comprehensive income for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations of the Parent and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes, and accompanied by a customary management discussion and analysis;

(c)          within 120 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2022), reasonably detailed forecasts along with written assumptions prepared by management of the Parent (including projected statements of financial position and statements of operation and other comprehensive income of the Parent and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; and

(d)          concurrently with the delivery of any financial statements pursuant to Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 6.02          Certificates; Other Information. Deliver to the Administrative Agent:

(a)          no later than five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (provided that the Compliance Certificate for any fiscal quarter that is also a fiscal year end period is to be delivered within five Business Days of the delivery of the audited financial statements pursuant to Section 6.01(a) only);

(b)          promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file, copies of any report, filing or communication by the Parent with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)          promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Loan Party or of any of its Subsidiaries (other than any correspondence in the ordinary course of business or any regularly required quarterly or annual certificates), in each case pursuant to the terms of any Junior Financing that constitutes Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)          promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries;

(e)          promptly after the assertion or occurrence thereof, notice of any Environmental Liability or action arising under any Environmental Law against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit, in each case that would reasonably be expected to have a Material Adverse Effect;

(f)          together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a report supplementing Schedule 5.12 hereto to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and

(g)          promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, including any “know your customer” information or updated Beneficial Ownership Certification, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) or Section 6.02(b) or (c) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Parent’s behalf (or on behalf of the a Subsidiary of the Parent allowed to provide financial statements pursuant to the terms hereof) on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent reasonably requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in Section 6.01(a) or (b) or Section 6.02(b) may be satisfied with respect to financial information of the Parent and its Subsidiaries by furnishing the Form 20- F or 6-K (or the equivalent), as applicable, of the Parent filed with the SEC or with a similar regulatory authority in a foreign jurisdiction, and to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Somekh Chaikin, a member of KPMG International, or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with IFRS and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) maturity of the Facilities occurring within one year of the time such opinion is delivered, (ii) any potential or actual inability to satisfy a financial maintenance covenant, including the Financial Covenants, on a future date or in a future period or any actual breach of the Financial Covenants at such time or (iii) any change in accounting principles or practices reflecting changes in IFRS, that are required or approved by the Parent’s independent registered public accountants).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non- public information (within the meaning of United States federal and state securities laws) with respect to the Parent, Holdings or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, if requested by the Administrative Agent or any Lender, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” or “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE” or “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent, Holdings or their respective Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” or “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent and the Lead Arranger shall not be entitled to treat any Borrower Materials that are not marked “PUBLIC SIDE” or “PUBLIC” as suitable for posting on a portion of the Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

Section 6.03          Notices. Promptly after a Responsible Officer of the Parent or any Guarantor has obtained knowledge thereof, notify the Administrative Agent for further distribution to each Lender:

(a)           of the occurrence of any Default or Event of Default;

(b)          of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)          within thirty (30) days thereof (or such later date agreed by the Administrative Agent), of any change to the legal name, location (within the meaning of Section 9-307 of the UCC), jurisdiction of organization or type of organization of any Loan Party;

(d)          of the institution of any material litigation not previously disclosed by the Parent to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect;

(e)           of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect; and

(f)           of any change to the information included in any Beneficial Ownership Certification delivered to any Lender pursuant to this Agreement, including any change to the list of beneficial owners identified in any such Beneficial Ownership Certification (and, concurrently with the provision of any such notice, the Parent shall deliver new Beneficial Ownership Certifications to each applicable Lender).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence or event referred to therein and (if applicable) stating what action the Parent has taken and proposes to take with respect thereto.

Section 6.04         Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable all of its obligations and liabilities in respect of Taxes imposed upon it or its income, profits, properties or other assets, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with IFRS, or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable, in its jurisdiction of organization), permits, licenses, consents and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Parent or Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that the Parent or Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06         Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Parent will cause the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder; provided that the Loan Parties may hire third parties to perform these functions, and maintain all material property in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that would not reasonably, individually or in the aggregate, be expected to cause a Material Adverse Effect.

Section 6.07         Maintenance of Insurance. (a) Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Parent believes (in the good faith judgment of the management of the Parent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent believes (in the good faith judgment of management of the Parent) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Parent and the Restricted Subsidiaries. Subject to Section 6.16, the Parent shall use commercially reasonable efforts to ensure that at all times that the Collateral Agent, for the benefit of the Secured Parties, shall be named as (a) an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Parent and each Subsidiary Guarantor and (b) lender loss payee and mortgagee with respect to the property insurance maintained by the Parent and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (i) all proceeds from such insurance policies shall be paid to the Parent or Subsidiary Guarantor, (ii) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Parent any amounts received by it as an additional insured or lender loss payee under any property insurance maintained by the Parent and its Subsidiaries, and (iii) the Collateral Agent agrees that the Parent and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(b)          Notwithstanding anything in this Agreement or any other Loan Document to the contrary, if at any time the improvements (or portion thereof) on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the Parent or the applicable Loan Party (a) shall obtain and maintain with financially sound and reputable insurance companies not Affiliates of the Parent and reasonably acceptable to the Administrative Agent, such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Insurance Laws and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

Section 6.08         Compliance with Laws. Comply with the requirements of all applicable Laws (including ERISA, the PATRIOT Act, FCPA, Sanctions, Environmental Laws, and other anti-terrorism, anti-corruption and anti-money laundering laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.09          Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with IFRS, consistently applied in respect of all financial transactions and matters involving the assets and business of the Parent or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10         Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which the Parent or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Parent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Parent; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Parent’s expense; provided further, that when an Event of Default is continuing the Administrative Agent (or any of its respective representatives) may do any of the foregoing at the expense of the Parent at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Parent the opportunity to participate in any discussions with the Parent’s accountants. Notwithstanding anything to the contrary in this Section 6.10 or any other Loan Document, none of the Parent nor any Subsidiary or Affiliate of the foregoing will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11          Use of Proceeds. The Borrower will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.

Section 6.12         Covenant to Guarantee Obligations and Give Security. Upon (a) any Person becoming (whether by formation, acquisition, a Subsidiary Redesignation or an Excluded Subsidiary remaining in existence but ceasing to be an Excluded Subsidiary) a Restricted Subsidiary (other than an Excluded Subsidiary) or (b) the acquisition of any property (other than any Material Real Property, which is subject to Section 6.14, or any Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Parent shall, at the Parent’s expense, subject in each case to the Perfection Exceptions:

(i)          within 90 days after such Person becomes a Restricted Subsidiary (other than an Excluded Subsidiary), or such longer period as the Collateral Agent may agree in its reasonable discretion, duly execute and deliver or cause each such Restricted Subsidiary to duly execute and deliver (as applicable) to the Collateral Agent:

(A)          (1) a joinder or supplement to the Guaranty or (2) another guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations (and consistent, to the extent applicable, with the Guaranty delivered on the Closing Date);

(B)          (1) one or more U.S. Security Agreement Supplements, U.S. Intellectual Property Security Agreements or U.S. Intellectual Property Security Agreement Supplements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (and consistent, to the extent applicable, with this Agreement and the U.S. Security Agreement and the U.S. Intellectual Property Security Agreements delivered on the Closing Date and the other Collateral Documents), securing payment of the Obligations and (2) UCC financing statements filed in appropriate filing offices under the Uniform Commercial Code;

(C)          if not already so delivered, (x) certificates or the foreign equivalent thereof, as applicable, representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (y) instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party (if any) indorsed in blank to the Collateral Agent;

(ii)          within the later of (x) 90 days after such Person becomes a Restricted Subsidiary (other than an Excluded Subsidiary) or (y) 90 days after the Collateral Agent’s reasonable request, or in each case such longer period as the Collateral Agent may agree in its reasonable discretion, deliver (or cause to be delivered) to the Collateral Agent, Organization Documents, resolutions and a signed copy of one or more customary opinions, addressed to the Collateral Agent and the other Secured Parties, of counsel for the applicable Loan Parties reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request (limited, in the case of any opinions of local counsel, to Loan Parties constituting material Subsidiary Guarantors); and

(iii)          at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, supplements to Mortgages, U.S. Security Agreement Supplements, U.S. Intellectual Property Security Agreement supplements, Collateral Documents and security agreements.

Notwithstanding anything to the contrary herein, the Parent may elect to cause any Restricted Subsidiary that is either (x) a Domestic Subsidiary or (y) a Foreign Subsidiary organized in a jurisdiction reasonably acceptable to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (for the avoidance of doubt, as reasonably determined by the Administrative Agent), in each case, that is not otherwise required to be a Subsidiary Guarantor to provide a Guaranty by causing such Restricted Subsidiary to execute a joinder to the Guaranty and each applicable Collateral Document in substantially the form attached as an exhibit thereto (or, in the case of any Foreign Subsidiary, a guaranty of the Obligations (which may be the Guaranty or, if reasonably required by the Administrative Agent in order to create a legally enforceable guaranty of the Obligations, a guaranty governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized) and all documents, financing statements, agreements, instruments, certificates, notices and acknowledgements and filings which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens on the assets of such Foreign Subsidiary, in each case (i) in a form reasonably acceptable to the Administrative Agent and to be negotiated in good faith, (ii) governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized and (iii) subject to customary exceptions for transactions of this type in such Applicable Country), and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor for all purposes hereunder (any such Restricted Subsidiary, a “Foreign Guarantor”). In the event that the Parent elects to cause a Restricted Subsidiary to be a Foreign Guarantor in accordance with the foregoing, such Restricted Subsidiary shall cease to be an Excluded Subsidiary for purposes of the Loan Documents and shall be deemed not to constitute (x) a Controlled Foreign Subsidiary or a FSHCO for purposes of clause (j) of the definition of “Excluded Property” or (y) a FSHCO or a Controlled Foreign Subsidiary for purposes of clause (d) of the definition of “Excluded Subsidiary”.

Section 6.13         Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; (ii) obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and, (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14        Further Assurances; Material Real Property. (a) Promptly upon request by the Administrative Agent or the Collateral Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.

(b)        Within 120 days after the acquisition of any Material Real Property that is required to be subject to a Mortgage (including after an acquisition, formation or redesignation, as applicable, pursuant to Section 6.12 hereof), as such time period may be extended in the Administrative Agent’s reasonable discretion, the Parent shall, and shall cause each applicable Loan Party to, deliver to the Collateral Agent:

(i)          a Mortgage with respect to each such Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto granting the mortgage Lien on such property and corresponding fixture filings, in each case on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent; provided that to the extent any property to be subject to a Mortgage is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes the Collateral Agent will cooperate with the Parent or the applicable Loan Party in order to minimize the amount of tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law including, to the extent permitted by applicable law, limiting the amount secured by the Mortgage to the Fair Market Value of the Mortgaged Property at the time the Mortgage is entered into if such limitation results in such taxes being calculated based upon such Fair Market Value, and provided further that the relevant Mortgage shall not secure the Obligations in respect of Letters of Credit or the Revolving Credit Facility in those states that impose a mortgage tax on paydowns or re-advances applicable thereto;

(ii)          fully paid American Land Title Association or equivalent Lender’s title insurance policies or marked up unconditional binder for such insurance (the “Mortgage Policies”) in form and substance reasonably requested by Collateral Agent, insuring the Lien of the relevant Mortgage as a valid first priority mortgage Lien on the real property described therein, free of any other Liens except for Permitted Liens, together with endorsements reasonably requested by Collateral Agent, in amounts reasonably acceptable to the Collateral Agent (not to exceed the Fair Market Value of the Material Real Properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent in connection with any such Material Real Property located in the United States;

(iii)          upon the reasonable request of the Collateral Agent, new or updated surveys compliant with the minimum standard detail requirements of the American Land Title Association and/or the National Society of Professional Surveyors as such requirements are in effect on the date of the preparation thereof, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and is sufficient for the title insurer to remove the standard survey exception and provide the required survey coverage requested in clause (ii) above in the Mortgage Policies without the need for such new or updated surveys;

(iv)          in each case with respect to any such Material Real Property (and any other Mortgaged Properties located in the same state as any such Material Real Property), customary opinions of local counsel to the Loan Parties in jurisdictions in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent;

(v)          upon the reasonable request of the Collateral Agent, customary opinions of counsel to the applicable Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and due authority of such Loan Parties in the granting of the Mortgages, and due execution and delivery of such Mortgages, in form and substance reasonably satisfactory to the Collateral Agent;

(vi)          with respect to each such Material Real Property, a completed “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent), and if any improvements (or portion thereof) on such real property are located in a special flood hazard area, and the community in which such Material Real Property is located is participating in the Flood Insurance Laws, the Parent or each applicable Loan Party shall provide evidence of flood insurance in accordance with Section 6.07(b);

(vii)          evidence that all other actions reasonably requested by the Administrative Agent, that are necessary in order to create and perfect valid and subsisting Liens on the property described in the Mortgage, have been taken; and

(viii)          evidence that all documented and invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges, escrow and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.14 and as otherwise required to be paid in connection therewith under Section 10.04.

Section 6.15          Anti-Corruption Laws. Maintain in effect policies and procedures designed to promote compliance by the Parent, the Borrower, their respective Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

Section 6.16         Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

Section 6.17          U.K. Pensions.

(a)          Ensure that all pension schemes operated by or maintained for the benefit of Holdings or any of its Restricted Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any of Holdings or any of its Restricted Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any of Holdings or any of its Restricted Subsidiaries ceasing to employ any member of such a pension scheme).

(b)          Ensure that neither of Holdings nor any of its Restricted Subsidiaries becomes an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in section 38 or 43 of the Pensions Act 2004) such an employer.

(c)          The Parent shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(d)          The Parent shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(e)          Immediately notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to Holdings or any of its Restricted Subsidiaries.

(f)           Immediately notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

ARTICLE VII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), the Parent shall not, nor shall it permit any Restricted Subsidiary to:

Section 7.01          Indebtedness. Directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for the following (collectively, “Permitted Debt”):

(a)          (x) Indebtedness arising under the Loan Documents including any refinancing thereof in accordance with Section 2.18 and/or any Extended Loans in accordance with Section 2.20 and (y) Indebtedness of the Loan Parties evidenced by any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b)          Permitted Ratio Debt;

(c)          Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness described in clause (a) above) that is existing on the Closing Date and listed on Schedule 7.01;

(d)          Indebtedness (including Capitalized Lease Obligations and purchase money obligations) Incurred by the Parent or any of its Restricted Subsidiaries, to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and Indebtedness arising from the conversion of the obligations of the Parent or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on- balance sheet Indebtedness of the Parent or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (d), not to exceed the greater of (x) $26,750,000 and (y) 20.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (d) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing; provided that Capitalized Lease Obligations Incurred by the Parent or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Parent or such Restricted Subsidiary to permanently repay outstanding Term Loans under this Agreement or other Pari Passu Indebtedness that is secured by pari passu Liens on the Collateral on a pro rata basis with any outstanding Term Loans;

(e)          Indebtedness Incurred by the Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(f)           Indebtedness arising from agreements of the Parent or the Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Parent in accordance with this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)        Indebtedness of the Parent owing to a Restricted Subsidiary; provided that (x) such Indebtedness owing to a Non-Loan Party shall be subordinated in right of payment to the Borrower or the Parent’s Obligations with respect to this Agreement pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or issuance of such Disqualified Stock not permitted by this clause (g);

(h)         shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)           Indebtedness of a Restricted Subsidiary or the Parent owing to the Parent or a Restricted Subsidiary; provided that (x) if the Parent or another Loan Party Incurs such Indebtedness owing to a Non-Loan Party, such Indebtedness is subordinated in right of payment to the Parent’s Obligations or Guarantee of such other Loan Party, as applicable, pursuant to the Intercompany Subordination Agreement, (y) if a Non-Loan Party Incurs such Indebtedness owing to the Parent or another Loan Party, such Indebtedness is a Permitted Investment and (z) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)            Swap Contracts and Cash Management Services Incurred, other than for speculative purposes;

(k)          obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent or any Restricted Subsidiary;

(l)           Indebtedness of the Parent or any of its Restricted Subsidiaries in an aggregate principal amount that, when aggregated with the principal amount or liquidation preference of all other Indebtedness then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $33,500,000 and (y) 25.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (l) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, original issue discount, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing;

(m)          any guarantee by the Parent or a Restricted Subsidiary of Indebtedness or other obligations of the Parent or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Parent or such Restricted Subsidiary is permitted under the terms of this Agreement;

(n)          the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness Incurred as Permitted Ratio Debt or permitted under clause (c), this clause (n), or clause (o) of this Section 7.01 or subclause (y) of clauses (d), (l), (s) or (y) of this Section 7.01 (provided that any amounts incurred under this clause (n) as Refinancing Indebtedness of subclause (y) of these clauses shall reduce the amount available under such subclause (y) of such clauses), plus any additional Indebtedness Incurred to pay unpaid accrued interest and the aggregate amount of original issue discount, premiums (including reasonable tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1)          has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted or for which such bridge loans are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(2)          in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted or for which such bridge loans are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(3)          to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4)          shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Parent or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(o)          (1) Indebtedness (i) of the Parent or any Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person after the Closing Date and (ii) of any Person that is acquired by the Parent or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Parent or a Restricted Subsidiary in accordance with the terms of this Agreement after the Closing Date and (2) Indebtedness Incurred or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets, business or Person; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, on a Pro Forma Basis, (i) with respect to the Incurrence or assumption of Indebtedness that is secured on a pari passu basis with the Liens securing the Obligations, the Consolidated First Lien Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 1.00:1.00, (ii) with respect to the Incurrence or assumption of Indebtedness that is secured on a “junior” basis to the Liens securing the Obligations, the Consolidated Senior Secured Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 1.50:1.00 or (iii) with respect to the Incurrence or assumption of Indebtedness that is unsecured, the Consolidated Total Net Leverage Ratio for the most recently ended Test Period shall be equal to or less than 2.00:1.00; provided further that in the case of any Indebtedness that is Incurred other than by way of assumption, (w) such Indebtedness shall not be Guaranteed by any Person that is not the Parent or a Guarantor, and shall be unsecured or, if secured, secured either on a pari passu basis with the Facilities or on a “junior” basis to the Facilities, in each case by the same (or less) Collateral that secures the Facilities, (x) if such Indebtedness is secured, such Indebtedness shall be subject to an applicable Intercreditor Agreement, (y) [reserved] and (z) such Indebtedness (other than any Extendable Bridge Loans) shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche and a Weighted Average Life to Maturity no shorter than any existing Term Loan Tranche; provided further, that the aggregate amount of Indebtedness that is Incurred pursuant to this clause (o) by Subsidiaries that are not Loan Parties (when aggregated with all outstanding Permitted Ratio Debt incurred by non-Loan Parties) shall not exceed the greater of (x) $16,725,000 and (y) 12.5% of Four Quarter Consolidated EBITDA, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom);

(p)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q)          Indebtedness of the Parent or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r)           Indebtedness of the Parent or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s)          Indebtedness of Non-Loan Parties in an aggregate principal amount not to exceed the greater of (x) $20,000,000 and (y) 15.0% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (s) or any portion thereof, the aggregate amount of accrued and unpaid interest, original issue discount, premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses Incurred in connection with such refinancing, outstanding at any one time;

(t)          Indebtedness that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities, to manage cash balances of the Parent and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(u)          Indebtedness consisting of Indebtedness issued by the Parent or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent of the Parent to the extent permitted under Section 7.05;

(v)          customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(w)         Indebtedness Incurred by the Parent or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(x)           (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Parent or any Restricted Subsidiary as a result of leases entered into by the Parent or any such Restricted Subsidiary in the ordinary course of business;

(y)          Indebtedness of the Parent or any Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $16,725,000 and (y) 12.5% of Four Quarter Consolidated EBITDA, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (y) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(z)           Indebtedness consisting of obligations of the Parent or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(aa)         unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(bb)        Disqualified Stock and Preferred Stock constituting Indebtedness; provided, that after giving effect to the Incurrence of such Disqualified Stock and Preferred Stock, the Parent could incur $1.00 of additional unsecured Permitted Ratio Debt on a Pro Forma Basis after giving effect to such Incurrence.

For purposes of determining compliance with this Section 7.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt, the Parent shall, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01; provided (a) that in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Debt, the Parent will be entitled to only include the amount of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred substantially simultaneously pursuant to any other clause; and (b) that all Indebtedness under this Agreement incurred on the Closing Date shall be deemed to have been Incurred pursuant to Section 7.01(a) and the Parent shall not be permitted to reclassify all or any portion of Indebtedness Incurred on the Closing Date pursuant to Section 7.01(a). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock of the same class), the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.01. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.01. Solely for the purpose of calculating the Consolidated First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio for purposes of any Incurrence of Indebtedness under Section 7.01(o) (other than by assumption) or of Permitted Ratio Debt, any cash proceeds from such Indebtedness shall be excluded for purposes of cash netting.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount or liquidation preference, as applicable, of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt or such Disqualified Stock; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

The principal amount or liquidation preference, as applicable, of any Indebtedness Incurred to refinance other Indebtedness if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 7.02          Limitations on Liens. Permit the Parent or any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent or any Restricted Subsidiary, whether now owned or hereafter acquired that secures obligations under any Indebtedness, unless such Lien is a Permitted Lien.

Section 7.03          Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a)          (i) any Restricted Subsidiary of the Parent may merge, amalgamate or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States); provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent and the surviving Person shall be organized under the laws of the United States, any state thereof or the District of Columbia, or (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (x) the Guarantor shall be the continuing or surviving Person, (y) to the extent constituting an Investment, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.01, respectively and (z) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b)          (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Parent or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Parent determines in good faith that such action is in the best interest of the Parent and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets (if any) to another Restricted Subsidiary that is a Guarantor in the same national jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Disposition of assets is otherwise permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)          any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must either be the Parent or a Guarantor in the same national jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent and (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.01, respectively; provided, further, that any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Loan Party;

(d)          any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12 and (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(e)           the Parent and the Restricted Subsidiaries may consummate the Transactions;

(f)           any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.04;

(g)          any Permitted Investment may be structured as a merger, consolidation or amalgamation; and

(h)          any Restricted Subsidiary may merge, amalgamate, consolidate with or dissolve into another Person, or Dispose of all of its assets in a transaction intended in good faith to improve the Tax efficiency of the Parent and/or its Subsidiaries, provided that (i) after giving effect to such transaction, the security interests of the Collateral Agent in the Collateral, taken as a whole, and the value of the Guarantees, taken as a whole, are not adversely impaired and (ii) the Parent shall provide the Administrative Agent with prior notice of such proposed reorganization.

Section 7.04          Asset Sales. Cause or make an Asset Sale, unless:

(a)

(1)          the Parent or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) substantially concurrent with such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)          except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary, as the case may be, in excess of $10,000,000, calculated at the time of such Asset Sale, is in the form of cash or Cash Equivalents or Replacement Assets; provided, that the amount of:

(i)          any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Parent) of the Parent or such Restricted Subsidiary other than liabilities that are by their terms subordinated to the Obligations or are otherwise extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Parent or such Restricted Subsidiary, as the case may be, from further liability;

(ii)          any notes or other obligations or other securities or assets received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within six months of the receipt thereof; and

(iii)          any Designated Non-Cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $13,500,000 and (y) 10.0% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (2); or

(b)          the assets sold or otherwise disposed of (i) were acquired pursuant to any Permitted Investment (including any Permitted Acquisition), which assets are not used or useful to the core or principal business of the Parent and the Restricted Subsidiaries, or (ii) are necessary or advisable, in the good faith judgment of the Parent, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment (including any Permitted Acquisition).

Within 12 months after the Parent or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event, the Parent or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale or such Casualty Event, at its option:

(1)          to prepay Loans and other Permitted Debt in accordance with Section 2.05(b)(ii);

(2)          to make an investment in any one or more businesses, assets (other than cash or other current working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(3)          to make an investment in any one or more businesses, properties (other than cash or other current working capital assets) or assets (other than cash or other current working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale or Casualty Event; or

(4)           any combination of the foregoing;

provided that the Parent and the Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (2) or (3) of this paragraph if and to the extent that, within 12 months after the Asset Sale or Casualty Event, as applicable, that generated the Net Cash Proceeds, the Parent or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (2) and (3) of this paragraph, and that investment is thereafter completed within six months after the end of such 12 month period.

Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the Parent or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

Section 7.05          Restricted Payments. Directly or indirectly:

(1)          declare or pay any dividend or make any payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent (in any case, other than any (A) dividends or distributions by the Parent payable solely in Equity Interests (other than Disqualified Stock) of the Parent; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent of the Parent, including in connection with any merger, amalgamation or consolidation;

(3)          make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, any unsecured Indebtedness or any Indebtedness that is secured by a security interest in the Collateral that is junior to the Liens securing the Obligations, in each case, of the Parent or any Guarantor (other than, in each case, the payment, redemption, repurchase, defeasance, acquisition or retirement of Indebtedness permitted under Section 7.01(g) or (i)) (“Junior Financing”); or

(4)           make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)           no Event of Default shall have occurred and be continuing or would result therefrom;

(b)          immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Parent’s Consolidated Total Net Leverage Ratio does not exceed 1.00:1.00;

(c)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), does not exceed the sum of, without duplication,

(i)            $25,000,000, plus

(ii)          50% of Consolidated Net Income for the period (taken as one accounting period) beginning with the first fiscal quarter beginning after the Closing Date to the end of the most recently completed Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01(a) or (b), or, in the case Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(iii)          the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Parent or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to the Parent, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Parent or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Parent or any direct or indirect parent of the Parent (other than Excluded Equity), plus

(iv)          100% of the aggregate amount received by the Parent or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Borrower or any Restricted Subsidiary from:

(A)          the sale or other disposition (other than to the Parent or a Restricted Subsidiary of the Parent) of Restricted Investments made by the Parent and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Parent and its Restricted Subsidiaries by any Person (other than the Parent or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments made after the Closing Date,

(B)          the sale (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Parent or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, or

(C)          any distribution or dividend from an Unrestricted Subsidiary, plus

(v)          in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Parent in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (12) of the next succeeding paragraph or constituted a Permitted Investment, plus

(vi)          an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Parent or any Restricted Subsidiary in respect of any Investments made pursuant to this clause (c) of the first paragraph of this Section 7.05, plus

(vii)         the aggregate amount of Declined Amounts since the Closing Date.

This Section 7.05 will not prohibit:

(1)          the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2)          (a)  the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Parent or any direct or indirect parent of the Parent, or Junior Financing of the Parent or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Parent or any direct or indirect parent of the Parent or contributions to the equity capital of the Parent (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)  the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to the Parent or a Restricted Subsidiary of the Parent or to an employee stock ownership plan or any trust established by the Parent or any of its Restricted Subsidiaries) of Refunding Capital Stock;

(3)          the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of the Parent or any Subsidiary Guarantor made in exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(4)          the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Parent or any direct or indirect parent of the Parent to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Parent or any Subsidiary of the Parent held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Parent or any direct or indirect parent of the Parent or any Subsidiary of the Parent or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)          the cash proceeds received by the Parent from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Parent or its Restricted Subsidiaries or any direct or indirect parent of the Parent that occurs after the Closing Date; plus

(b)          the cash proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries or any direct or indirect parent of the Parent (to the extent contributed to the Parent) after the Closing Date; plus

(c)          the amount of any cash bonuses otherwise payable to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Parent or its Restricted Subsidiaries or any direct or indirect parent of the Parent that are foregone in return for the receipt of Equity Interests; less

(d)        the amount of cash proceeds described in clause (a), (b) or (c) of this clause (4) previously used to make Restricted Payments pursuant to this clause (4); (provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year);

provided, further, cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Parent or any of its Restricted Subsidiaries or any direct or indirect parent of the Parent, in connection with a repurchase of Equity Interests of the Parent or any direct or indirect parent of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of the Loan Documents;

(5)          any Restricted Payments made in connection with the consummation of the Transactions, including any dividends, payments or loans made to the Parent or any direct or indirect parent of the Parent to enable it to make any such payments or any future payments to employees of the Parent any Restricted Subsidiary of the Parent or any direct or indirect parent of the Parent under agreements entered into in connection with the Transactions;

(6)          so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount, in any calendar year, taken together with all other Restricted Payments made pursuant to this clause (6) in such calendar year, not to exceed $25,000,000 (with 50.0% of unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year);

(7)          the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Parent to finance any such purchase, retirement, redemption or other acquisition) for value of ordinary shares of the Parent pursuant to the Parent’s publicly disclosed buyback program (as in effect on the Closing Date) on the alternative investment market, for an aggregate purchase price under the program of up to $75,000,000 (whether such shares are purchased, retired, redeemed or otherwise acquired prior to, on or after the Closing Date);

(8)          the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings, the Parent or any other direct or indirect parent of the Borrower, in the amount required for such entity to, if applicable:

(a)          pay amounts equal to the amounts required for Holdings, the Parent or any other direct or indirect parent of the Borrower to pay fees and expenses (including payroll Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings, the Parent or any other direct or indirect parent of the Borrower, if applicable, and general corporate operating (including expenses related to auditing and other accounting matters) and overhead costs and expenses of the Parent or any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent and its Subsidiaries;

(b)          pay, if applicable, amounts equal to amounts required for Holdings, the Parent or any direct or indirect parent of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Parent or any Restricted Subsidiary Incurred in accordance with Section 7.01 (except to the extent any such payments have otherwise been made by any such guarantor);

(c)          pay fees and expenses incurred by Holdings, the Parent or any other direct or indirect parent of the Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Parent or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Parent or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(d)          [reserved];

(e)          pay franchise, excise and other similar Taxes and other fees and expenses payable in connection with any ownership of the Parent or any of its Subsidiaries or required to maintain their organizational existences;

(f)          make payments for the benefit of the Parent or any of its Restricted Subsidiaries to the extent such payments could have been made by the Parent or any of its Restricted Subsidiaries because such payments (x) would not otherwise be Restricted Payments and (y) would be permitted by Section 7.09; and

(g)          make Restricted Payments to any direct or indirect parent of the Borrower to finance, or to any direct or indirect parent of the Borrower for the purpose of paying to any other direct or indirect parent of the Borrower to finance, any Investment that, if consummated by the Parent or any of its Restricted Subsidiaries, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of the Borrower causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Parent or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.03) of the Person formed or acquired into the Parent or any Restricted Subsidiary in order to consummate such acquisition or Investment;

(9)          (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Parent or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Parent or any direct or indirect parent of the Borrower or any Subsidiary of the Parent(or their respective Affiliates, estates, heirs, family members, spouses or former spouses or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to future, present or former officers, directors, employees, managers, consultants and independent contractors of the Parent or any direct or indirect parent of the Parent or any Subsidiary of the Parent in connection with such Person’s purchase, vesting or acquisition of Equity Interests of the Parent or any direct or indirect parent of the Parent; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, vesting or acquisition, unless immediately repaid;

(10)        payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(11)        the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Parent or any direct or indirect parent of the Parent;

(12)          Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $13,500,000 and (y) 10.0% of Four Quarter Consolidated EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13)          so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Parent’s Consolidated Total Net Leverage Ratio does not exceed 0.50:1.00; and

(14)          any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

For purposes of clause (8) above, taxes shall include all interest and penalties with respect thereto and all additions thereto.

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of any Junior Financing Document that constitutes Material Indebtedness in any manner that is, taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders.

As of the Closing Date, all of the Parent’s Subsidiaries will be Restricted Subsidiaries. The Parent will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of this Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Parent may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 7.05 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 7.06          Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)          (i) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries on its Capital Stock; or (ii) make payments on any Indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(b)          make loans or advances to the Parent or any of its Restricted Subsidiaries;

(c)          create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; or

(d)          sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)          contractual encumbrances or restrictions of the Parent or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.01(c);

(2)           applicable law or any applicable rule, regulation or order;

(3)          any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Parent or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Parent or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (3), if a Person other than the Parent or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Parent or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(4)          customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(5)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(6)          customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(7)          purchase money obligations for property acquired and Capitalized Lease Obligations, to the extent such obligations impose restrictions of the nature discussed in clauses (c) or (d) in the first paragraph of this Section 7.06 on the property so acquired;

(8)          customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clauses (c) or (d) in the first paragraph of this Section 7.06 on the property subject to such lease;

(9)          [reserved];

(10)        any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Parent or any Restricted Subsidiary that is incurred subsequent to the Closing Date pursuant to Section 7.01; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument that, taken as a whole, are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);

(11)        any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(12)        any encumbrances or restrictions, not relating to any Indebtedness, that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;

(13)        customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture; and

(14)        any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Parent, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness Incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.07          Accounting Changes; Organizational Documents. (a) Make any change in fiscal year; provided, however, that the Parent or any Subsidiary thereof may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Parent, to reflect such change in fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Administrative Agent or the Lenders.

Section 7.08          Financial Covenants

(a)          As of the end of each Test Period (commencing with the Test Period ending December 31, 2022), permit the Consolidated Total Net Leverage Ratio as of the end of such Test Period to be greater than 3.00:1.00.

(b)          As of the end of each Test Period (commencing with the Test Period ending December 31, 2022), permit the Consolidated Interest Coverage Ratio to be less than 4.00:1.00 (clause (a) and clause (b) of this Section 7.08, collectively, the “Financial Covenants”).

Section 7.09         Transactions with Affiliates. (a) The Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent involving aggregate consideration in excess of $7,500,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i)          such Affiliate Transaction is on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries than those that could have been obtained in a comparable transaction by the Parent and its Restricted Subsidiaries with an unrelated Person on an arm’s length basis; and

(ii)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, the Parent delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Parent, approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the Parent certifying that the Board of Directors of the Parent determined or resolved that such Affiliate Transaction complies with Section 7.09(a)(i).

(b)          The provisions of Section 7.09(a) shall not apply to the following:

(1)          (a) transactions entirely between or among the Parent and the Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Borrower and Holdings and/or the Parent; provided that such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2)          Restricted Payments permitted by Section 7.05 and Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);

(3)          transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.09(a)(i);

(4)          payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to present, future or former employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(5)          any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Parent or any direct or indirect parent of the Parent) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(6)          the existence of, or the performance by the Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (6) to the extent that the terms of any such future amendment or similar transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Parent or any direct or indirect parent of the Parent) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date (as applicable);

(7)          transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent and the Restricted Subsidiaries, taken as a whole, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the senior management or the Board of Directors of the Parent or any direct or indirect parent of the Parent);

(8)          the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof);

(9)          any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Parent or any of its Subsidiaries (other than the Parent or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(10)          transactions between or among the Parent and/or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Parent or any direct or indirect parent of the Parent; provided, however, that such director abstains from voting as a director of the Parent or such direct or indirect parent of the Parent, as the case may be, on any matter involving such other Person;

(11)          the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by clause (8)(a) or (8)(e) of the second paragraph under Section 7.05;

(12)          transactions to effect the Transactions and payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(13)          pledges of Equity Interests of Unrestricted Subsidiaries;

(14)          the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans or the establishment of employee benefit plans, in each case that are approved by the Board of Directors of the Parent or of a Restricted Subsidiary, as appropriate, in good faith (including pursuant to any Permitted Plan);

(15)          (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Restricted Subsidiaries (or of any direct or indirect parent of the Parent to the extent such agreements or arrangements are in respect of services performed for the Parent or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Restricted Subsidiaries or of any direct or indirect parent of the Parent and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Parent or any of its Restricted Subsidiaries or any direct or indirect parent of the Parent (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each of (i), (ii) or (iii), in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Parent, Parent or of a Restricted Subsidiary or a direct or indirect parent of the Parent, as appropriate;

(16)          investments by Affiliates in Indebtedness or preferred Equity Interests of the Parent or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Parent or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(17)          the existence of, or the performance by the Parent or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(18)          investments by a direct or indirect parent of the Parent in securities of the Parent or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Parent in connection therewith);

(19)          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(20)          any lease entered into between or among the Parent or any Restricted Subsidiary and any Affiliate of the Parent in the ordinary course of business;

(21)          (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(22)          transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 7.09(a)(i)) or Section 7.03;

(23)          intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; or

(24)          transactions pursuant to permitted agreements or arrangements in existence or contemplated on the Closing Date and set forth on Schedule 7.09 or any amendment or modification thereto (so long as the totality of such amendments or modifications is not materially more disadvantageous (in the good faith judgment of the Parent) to the Lenders when taken as a whole as compared to such agreements or arrangements as in effect on the Closing Date).

Section 7.10          [Reserved].

Section 7.11         Change in Nature of Business. The Parent will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Parent and its Subsidiaries on the Closing Date or any business reasonably related, complementary or incidental thereto (including related, complementary or incidental technologies) or representing a reasonable expansion thereof.

ARTICLE VIII.
Events of Default and Remedies

Section 8.01          Events of Default. Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. The Borrower or any other Loan Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)          Specific Covenants. The Parent and the Restricted Subsidiaries fail to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a), 6.11 or in any Section of Article VII; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect to the extent any such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

(e)          Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)          Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other similar action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) admits in writing its inability to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 consecutive days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h)          Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity which is likely to be collectable to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which ERISA Event or ERISA Events or Unfunded Pension Liability or Unfunded Pension Liabilities results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)          Invalidity of Certain Loan Documents. Any material provision of any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and/or any Intercreditor Agreement required to be entered into pursuant to the terms of this Agreement (in each case, subject to the Legal Reservations and the Perfection Exceptions), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) or any Lien on a material portion of the Collateral ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of this Agreement, any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and any Intercreditor Agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the Liens with respect to a material portion of the Collateral created thereby cease having the priority required by this Agreement or other applicable Loan Document (except as otherwise expressly provided in this Agreement or the Collateral Documents), except in each case (i) as a result of the failure of the Administrative Agent or Collateral Agent to file UCC continuation statements or maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage; or

(k)           Change of Control. There occurs any Change of Control.

(l)           U.K. Pensions. The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to Holdings or any of its Restricted Subsidiaries which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.

Section 8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing (including any Event of Default arising by virtue of the termination and declaration contemplated by the proviso to this Section 8.02), the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent;

(c)           require that the Parent Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          [Reserved].

Section 8.04         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Parent under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

(a)          first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;

(b)          second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c)           third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d)          fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e)          fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Parent pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.04;

(f)          sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g)          last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Parent or as otherwise required by Law;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent and Collateral Agent shall have no liability for any determinations made by it in this Section 8.04, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX.
Administrative Agent and Other Agents

Section 9.01          Appointment and Authorization of Agents.

(a)          Each Lender and L/C Issuer hereby irrevocably appoints Royal Bank of Canada to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties through its officers, directors, agents, employees, or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)          The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys- in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement).

Section 9.02          Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined by a final non-appealable judgment by a court of competent jurisdiction.  The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities as Administrative Agent.

Section 9.03          Liability of Agents.

(a)          No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (B) in the absence of its own gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participant of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution.

(b)          The Administrative Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and (ii) to disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

(c)          Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

(d)           Erroneous Payments.

(i)          Each Lender and each L/C Issuer hereby agrees that (i) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any L/C Issuer under this clause (i) shall be conclusive, absent manifest error.

(ii)          Without limiting immediately preceding clause (i), each Lender and each L/C Issuer hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each L/C Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Parent and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent or any other Loan Party; provided, that this Section 9.03(d) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; and provided, further, that, to the extent any such Erroneous Payment that is not recovered from such Lender or L/C Issuer is with respect to any funds paid by the Parent or any Restricted Subsidiary to the Administrative Agent, such Erroneous Payment shall in such case be deemed to be an optional prepayment of the Obligations owed to such Lender or L/C Issuer paid in accordance with this Agreement.

(iv)          Each party’s obligations under this Section 9.03(d) shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.04          Reliance by Agents.

(a)          Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)         For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Parent referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06         Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Parent and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07         Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person (including, for the avoidance of doubt, any such Agent-Related Person in its capacity as L/C Issuer); provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non- appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Parent; provided that such reimbursement by the Lenders shall not affect the Parent’s continuing reimbursement obligations with respect thereto; provided further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.

Section 9.08         Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09          Successor Agents.

(a)         The Administrative Agent or Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Borrower and the Lenders. If the Administrative Agent or Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent- Related Distress Event or if the Administrative Agent is being removed as a result of it being a Disqualified Institution), as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed); for the avoidance of doubt, any agency fees for the account of the retiring agent shall cease to accrue from (and shall be payable on) the date that a successor Agent is appointed, (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring (or removed) Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent may be removed as the Administrative Agent or Collateral Agent hereunder at the request of the Borrower and the Required Lenders.

(b)          Any resignation by or removal of RBC as Administrative Agent or Collateral Agent pursuant to this Section 9.09 shall also constitute its resignation or removal as an L/C Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation or removal. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10         Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligation and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11        Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement) and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall to the extent requested by the Borrower or, solely in the case of clause (d) below, to the extent provided for under this Agreement, to:

(a)         release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)         release or subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.01(d)), (8), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18), (20), (22) (solely to the extent relating to a lien of the type allowed pursuant to clause (8), (9), (11) or (24) of the definition thereof), (25) (solely to the extent relating to a lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 7.01(d)), (27) (solely with respect to cash deposits), (32), (36) (only for so long as required to be secured for such letter of intent or investment), (39), (41) and (42) of the definition thereof;

(c)          release any Guarantor from its obligations under the applicable Guaranty if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Specified Refinancing Debt or, to the extent incurred by a Loan Party (other than the Parent or Holdings), any other Indebtedness that constitutes Material Indebtedness; provided further that no release shall occur if such Guarantor became an Excluded Subsidiary by virtue of no longer being a Wholly Owned Restricted Subsidiary of a Loan Party unless (i) it is no longer a Subsidiary of any Loan Party or it is becoming a bona fide joint venture with an unaffiliated third party in a transaction otherwise permitted hereunder and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom;

(d)          enter into any Intercreditor Agreement contemplated by this Agreement without any further approval of the Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will promptly (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Additionally, upon reasonable request of the Borrower, the Collateral Agent will promptly return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section
9.11; provided that in each case of this Section 9.11, upon the Agent’s reasonable request, the Borrower shall have delivered to the Administrative Agent and Collateral Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is permitted hereby; provided, that in the event that the Collateral Agent loses or misplaces any possessory collateral delivered to the Collateral Agent by the Borrower, upon reasonable request of the Borrower, the Collateral Agent shall provide a loss affidavit to the Borrower, in the form customarily provided by the Collateral Agent in such circumstances.

Section 9.12        Other Agents; Lead Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such; provided that the Lead Arranger shall be entitled to any express rights given to the Lead Arranger under any Loan Document. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13         Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14          Appointment of Supplemental Agents and Specified Refinancing Agents.

(a)          It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)          In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent, to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)          Should any instrument in writing from the Borrower, Holdings, the Parent or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower, the Parent or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new Supplemental Agent.

(d)          In the event that the Borrower appoints or designates any Specified Refinancing Agent pursuant to Section 2.18, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to Specified Refinancing Debt, shall be exercisable by and vest in such Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the Specified Refinancing Debt, as applicable, and to perform such duties with respect to such Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Specified Refinancing Agent, as the context may require. Each Lender and L/C Issuer hereby irrevocably appoints any Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Section 2.18, as applicable, and designates and authorizes such Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

Section 9.15        Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents, (i) enter into any Intercreditor Agreement contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.16         Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes (but, in the case of Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.16, include any L/C Issuer.

Section 9.17         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. As used in this Section 9.17, “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Section 9.18          Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such “Qualified Professional Asset Manager” made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.
Miscellaneous

Section 10.01        Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent or Collateral Agent, as applicable, at the instruction of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be (it being understood that the Administrative Agent shall receive prior written notice of any such amendment or waiver) (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such affected Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)          subject to Section 1.14, postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that (i) the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees and (ii) any change to the definitions of Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, or in each case in the component definitions thereof shall not constitute a reduction in any rate of interest, postponement in any payment, or any fees based thereon;

(c)          subject to Section 1.14, reduce the principal of, or the rate of interest specified herein on, or change the currency of, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (ii) of the proviso following clause (i) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any waiver or change to the definition of “Consolidated First Lien Net Leverage Ratio”, “Consolidated Senior Secured Net Leverage Ratio”, “Consolidated Total Net Leverage Ratio” or in any of the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)          modify the provisions of Section 2.05(a), 2.05(b)(vi), 2.12(a), 2.13 or 8.04 in a manner that would by its terms alter the pro rata sharing or application of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)          change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section), or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e) or modifications in connection with repurchases of Term Loans and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” without the written consent of each Revolving Credit Lender;

(f)           other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)          other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;

(h)          waive any condition precedent set forth in Section 4.02 with respect to Credit Extensions involving the Revolving Credit Facility, in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Revolving Lenders; or

(i)          subordinate the Liens securing (or the payment priority of) the Obligations to any other Liens securing Consolidated Funded Indebtedness (other than in connection with any transactions expressly permitted hereunder) without the written consent of each Lender adversely affected thereby; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Collateral Agent in their respective capacities as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent and the Collateral Agent under this Agreement or any other Loan Document; and (iii) Section 10.07(g) may not be amended, waived or otherwise modified in a manner adverse to any Granting Lenders without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. For purposes of determining whether the Required Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, in each case, that does not require the consent of each Lender or each affected Lender. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

This Section 10.01 shall be subject to any contrary provision of Section 2.18. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) [reserved], (b) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision if in the case of amendments contemplated by this clause (b), the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof, (c) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document and (d) the Administrative Agent may, without the consent of any Lender or any other Person, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent deems appropriate in order to implement any Benchmark Replacement or any Conforming Change or otherwise effectuate the terms of Section 1.14 in accordance with the terms thereof.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to (i) all of the specified Lenders of any Facility that would, if and to the extent accepted by any such Lender (each, an “Accepting Lender”), (a) extend the scheduled Maturity Date and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Margin and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of Accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (x) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (y) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any L/C Issuer, without its prior written consent or (ii) the specified Lenders of any Facility that would, if and to the extent accepted by any Accepting Lender, (a) extend the scheduled Maturity Date and any amortization of the Loans and Commitments under such Facility and, if applicable, change the Applicable Margin and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of Accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” for all purposes under this Agreement; provided that (w) in no event shall such extended Loans and Commitments (1) have covenants that are, taken as a whole, more restrictive to the Borrower than the terms applicable to the non-extended Loans and Commitments of the original Facility from which such Loans and Commitments are extended (the “Non-Extended Loans and Commitments”) (except that this clause (1) shall not restrict extended Loans and Commitments that so long as such covenants or other provisions (A) do not mature prior to the Latest Maturity Date of the Term Loans or (B) are incorporated into this Agreement (or any other applicable loan agreement) for the benefit of all existing Lenders by an amendment to this Agreement (which may be accomplished without further Lender voting requirements)), (2) have a higher Applicable Margin and/or fees than the Non-Extended Loans and Commitments or (3) receive a greater than ratable share of any optional or mandatory prepayments than such Non-Extended Loans and Commitments, in each case, prior to the final maturity date of such Non-Extended Loans and Commitments applicable at the time of such loan modification, (x) such loan modification offer is made to the Accepting Lenders under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Accepting Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (y) if the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant loan modification offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans of such Accepting Lenders, as applicable, subject to the loan modification offer, then the Revolving Credit Commitments or Term Loans, as applicable, of the Lenders of the applicable Facility who were not provided with the opportunity to extend their Revolving Credit Commitments or Term Loans may have their Revolving Credit Commitments terminated or Term Loans repaid on a non-ratable basis up to such maximum amount based on the respective principal amounts with respect to which the Accepting Lenders have accepted such loan modification offer and (z) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or any L/C Issuer, without its prior written consent.

In connection with any such loan modification offer, the Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in such Lender’s sole discretion. On the effective date of any loan modification applicable to the Revolving Credit Facility, the Borrower shall prepay any Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding on such effective date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any non-ratable loan modification to the Revolving Credit Commitments under this Section 10.01. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12, Section 6.14 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion) with respect to the Parent, Holdings and the Borrower, all material Subsidiary Guarantors and each other Subsidiary Guarantor that is organized in a jurisdiction for which local counsel to the Administrative Agent in such jurisdiction advises that such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction.

Section 10.02        Notices; Electronic Communications.

(a)          General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Parent, Holdings, any other Loan Party, the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)         Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e- mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Platform.          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non- appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of the Parent, Holdings, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)          Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof except to the extent such reliance is deemed to be gross negligence, bad faith or willful misconduct of the Administrative Agent, Collateral Agent, any L/C Issuer or any Lender in a final non-appealable judgment of a court of competent jurisdiction. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03        No Waiver; Cumulative Remedies; Enforcement.

(a)           No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them or any of their assets shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04       Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented and invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, administration, delivery and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable and documented and invoiced fees and out-of-pocket disbursements and other charges of one primary counsel to the Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty, in each case, in jurisdictions material to the interests of the Lenders), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender (including for the avoidance of doubt, each L/C Issuer) for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable and documented and invoiced fees and out-of-pocket disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty, in each case, in jurisdictions material to the interests of the Lenders and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents subject to such conflict after notification to the Borrower). The foregoing costs and expenses shall include all reasonable and documented and invoiced search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented and invoiced out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the Borrower shall immediately reimburse the Administrative Agent, as applicable. This Section 10.04 shall not apply with respect to Taxes other than any Taxes arising from any non-Tax claim, cost or expense.

Section 10.05        Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Lead Arranger, each Agent-Related Person, each Lender, each L/C Issuer and each of their respective Affiliates and each partner, director, officer, employee, counsel, advisor, controlling person, agent and other representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable and documented fees and out-of- pocket disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, in each case with written notice to the Borrower, and (iii) if reasonably necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty in such jurisdictions) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or threatened claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) a material breach of the Loan Documents by such Lead Arranger, Agent-Related Person, Lender, L/C Issuer (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, the Lead Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower or its Subsidiaries; or (y) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements). This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 10.06        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender, in each case in their capacities as such, exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07        Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than, except with the consent of the Borrower pursuant to Section 10.07(b)(iii), to any Disqualified Institution to the extent the list of Disqualified Institutions has been made available to the Lenders upon written request) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that:

(i)          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) or Event of Default related to one or more of the Financial Covenants has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a), (f) or (g) or Event of Default related to one or more of the Financial Covenants has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or a fund or account managed or sub-advised by a Lender (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders upon written request); provided that the Borrower shall be deemed to have consented to any assignment unless the Borrower objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof (other than with respect to any Disqualified Institution, as to which no such consent may be implied or deemed to have been provided) and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund related thereto or a fund or account managed or sub-advised by such Lender and (C) the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; provided, however, that the consent of each L/C Issuer shall not be required for any assignment in respect of a Term Loan;

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) no processing and recordation fee shall be payable for assignments among Approved Funds or among any Lender and any of its Approved Funds or for assignments by any Lender to any of its respective Affiliates and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)          no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (B) to any natural person, (C), except with the consent of the Borrower pursuant to the foregoing clause (iii), to any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders upon written request or (D) to the Parent or any of its Subsidiaries except as permitted under clause (j) below;

(vi)         [reserved];

(vii)        the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii)       in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note (or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than, except with the consent of the Borrower pursuant to Section 10.07(b)(iii), any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). In connection with obtaining the Borrower’s consent to assignments in accordance with this clause (b), the Borrower shall be permitted to designate up to three additional individuals who shall be copied on any such consent requests (or receive separate notice of such proposed assignments) from the Administrative Agent.

(c)          The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest amounts on) the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (but only to entries with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(d)          Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or any other Person sell participations to any Person (other than a Natural Person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or, except with the consent of the Borrower pursuant to Section 10.07(b)(iii), a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available to the Lenders upon written request) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (g) and clause (i) of the first proviso to Section 10.01 (in the case of any amendment, waiver or other modification described in clauses (a), (b), (c), (d) or, solely to the extent specified therein, (e) of such proviso, that directly and adversely affects such Participant). Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(g) shall be delivered solely to the participating Lender) and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)          A Participant (i) agrees to be subject to the provisions of Section 3.08 as if it were an assignee pursuant to Section 10.07(b) and (ii) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than, except with the consent of the Borrower pursuant to Section 10.07(b)(iii), to a Disqualified Institution, or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(g) shall be delivered solely to the Granting Lender) and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non- public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)          Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)           [reserved];

(j)            Notwithstanding anything to the contrary herein, so long as no Default or Event of Default exists, any Lender may assign all or any portion of its Term Loans (including, for the avoidance of doubt, any Specified Refinancing Term Loans) hereunder to the Parent or any of its Subsidiaries, but only if:

(i)          such assignment is made as an open market purchase on a pro rata or non- pro rata basis (including pursuant to any privately negotiated open-market transactions at, below or above par for cash, securities or any other consideration with one or more Lenders that are not made available for participation to all Lenders or all Lenders of a particular class);

(ii)          the Parent and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been refinanced pursuant to Section 2.18) to acquire such Term Loans; and

(iii)          any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Parent or any of its Subsidiaries.

In connection with any assignment pursuant to Section 10.07(j), each Lender acknowledges and agrees that, in connection therewith, (1) the Parent and/or any of its Subsidiaries may have, and later may come into possession of, information regarding Holdings, the Parent and any of its Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (including material non-public information) (“Excluded Information”), (2) such Lender, independently and, without reliance on the Parent, any of its Subsidiaries, any Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Parent, any of its Subsidiaries, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent, any of its Subsidiaries, any Agent or any of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(k)           [reserved];

(l)           Notwithstanding anything to the contrary herein, any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders agreeing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the L/C Issuer. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(m)         Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower (solely for tax purposes), maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the principal amounts of (and stated interest on) each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary. This Section 10.07(m) shall be construed so that all Loans and participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(n)          In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Parent and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

Section 10.08       Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and co- managed funds and accounts and to its and their respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrower prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution (but with respect to any Lender and its Affiliates, only to the extent the list of Disqualified Institutions has been made available to such Lender upon written request); (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender or any Affiliate of any Agent or Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Agent or Lender); (k) to any contractual counterparty (or prospective contractual counterparty) in any swap, hedge, or similar agreement or to any such contractual counterparty’s (or prospective contractual counterparty’s) professional advisor (other than a Disqualified Institution (but with respect to any Lender, only to the extent the list of Disqualified Institutions has been made available to such Lender upon written request)); or (l) to insurers, re-insurers and other credit support providers or brokers in connection with the risk management procedures of the Lenders. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement on a confidential basis to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Lender and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Parent or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09       Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to the Parent or any other Loan Party, any such notice being waived by the Parent (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under (or contemplated by) any other Loan Document now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or as contemplated by any other Loan Document) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Controlled Foreign Subsidiary or FSHCO (or other Excluded Property) constitute security for payment of the Obligations, it being understood that (a) the Capital Stock (other than to the extent constituting Excluded Property) of any Controlled Foreign Subsidiary or FSHCO that is directly owned by the Parent or a Domestic Subsidiary of the Parent does not constitute such an asset, and may be pledged, to the extent set forth in Section 6.12, (b) proceeds of Excluded Property shall constitute security for payment of the Obligations of the Parent (unless such proceeds would constitute Excluded Property) and (c) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Parent’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10        Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts; Electronic Execution. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

Section 10.12       Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Engagement Letter and the Fee Letter that, by their terms, survive the termination or expiration of the Engagement Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made).

Section 10.14       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15        Governing Law; Jurisdiction; Etc.

(a)          Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN ANY OTHER JURISDICTION), AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 10.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16       Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. EACH OF THE PARENT AND HOLDINGS HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS THE BORROWER, AS ITS AGENT TO RECEIVE ON BEHALF OF THE PARENT AND HOLDINGS AND THEIR RESPECTIVE PROPERTY ALL WRITS, CLAIMS, PROCESS AND SUMMONSES IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT IN THE UNITED STATES OR ANY STATE OR TERRITORY THEREOF. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER AT THE ADDRESS SPECIFIED ABOVE FOR THE BORROWER, AND EACH OF THE PARENT AND HOLDINGS IRREVOCABLY AUTHORIZES AND DIRECTS THE BORROWER TO ACCEPT SUCH SERVICE ON ITS BEHALF. FAILURE BY THE BORROWER TO GIVE NOTICE TO THE PARENT OR HOLDINGS OR FAILURE OF THE PARENT OR HOLDINGS TO RECEIVE NOTICE OF SUCH SERVICE OF PROCESS SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE ON THE BORROWER, THE PARENT OR HOLDINGS, OR OF ANY JUDGMENT BASED THEREON. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17       Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18      Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Parent, Holdings, the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.

Section 10.19       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower, the Parent and Holdings acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Parent and its Subsidiaries and any Agent, the Lead Arranger or any Lender (or their respective Affiliates) is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, the Lead Arranger or any Lender (or their respective Affiliates) has advised or is advising the Parent and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arranger and the Lenders (or their respective Affiliates) are arm’s-length commercial transactions between the Parent and its Subsidiaries, on the one hand, and the Agents, the Lead Arranger and the Lenders (or their respective Affiliates), on the other hand, (C) the Borrower, the Parent and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower, the Parent and Holdings are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, the Lead Arranger and each Lender (or their respective Affiliates) is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, Holdings or the Borrower or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Lead Arranger or the Lenders (or their respective Affiliates) has any obligation to the Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each Agent, the Lead Arranger, each Lender and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, Holdings, the Borrower and their respective Affiliates, and none of the Agents, the Lead Arranger or the Lenders (or their respective Affiliates) has any obligation to disclose any of such interests and transactions to the Parent, Holdings, the Borrower or their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, the Parent and Holdings hereby waives and releases any claims that it may have against the Agents, the Lead Arranger and the Lenders (or their respective Affiliates) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20       Affiliate Activities. The Borrower, the Parent and Holdings acknowledge that each Agent and the Lead Arranger (and their respective Affiliates) is a full-service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Parent and its Affiliates or (iii) have other relationships with the Parent and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co- invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Parent and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.

Section 10.21       Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22        USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.23       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

UNRULY GROUP US HOLDING INC.,
as the Borrower

By:	/s/ Sagi Niri
Name: Sagi Niri
Title: Chief Financial Officer

By:	/s/ Amy Rothstein
Name: Amy Rothstein Title: Chief Legal Officer

UNRULY HOLDINGS LIMITED, as Holdings

By:	/s/ Sagi Niri
Name: Sagi Niri Title: Director

By:	/s/ Assaf Suprasky
Name: Assaf Suprasky Title: Director

TREMOR INTERNATIONAL LTD.,
as the Parent

By:	/s/ Sagi Niri
Name: Sagi Niri
Title: Chief Financial Officer

By:	/s/ Amy Rothstein
Name: Amy Rothstein Title: Chief Legal Officer

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent

By:	/s/ Annie Lee
Name: Annie Lee Title: Manager, Agency Services

ROYAL BANK OF CANADA, as an L/C Issuer and a Lender

By:	/s/ Nicholas Heslip
Name: Nicholas Heslip Title: Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A., as an L/C Issuer and a Lender

By:	/s/ Jack Kelly
Name: Jack Kelly Title: Senior Vice President #23204

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as an L/C Issuer and a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz Title: Authorized Signatory

[Signature Page to Credit Agreement]

SILICON VALLEY BANK, as an L/C Issuer and a Lender

By:	/s/ Catherine Wright
Name: Catherine Wright Title: Senior Vice President

[Signature Page to Credit Agreement]